[Execution]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

by and among
VOXX ACCESSORIES CORP.
VOXX ELECTRONICS CORP.
CODE SYSTEMS, INC.
INVISION AUTOMOTIVE SYSTEMS INC.
KLIPSCH GROUP, INC.
as Borrowers,

VOXX INTERNATIONAL CORPORATION
as Parent
THE LENDERS THAT ARE SIGNATORIES HERETO
as the Lenders,
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Sole Lead Arranger and Sole Bookrunner

Dated as of April 26, 2016

TABLE OF CONTENTS
Table of Contents
Page
1.    DEFINITIONS AND CONSTRUCTION.    1

1.1.	Definitions 1

1.2.	Accounting Terms 1

1.3.	Code 2

1.4.	Construction 2

1.5.	Schedules and Exhibits 2

1.6.	Dutch Terms 2
2.    LOANS AND TERMS OF PAYMENT.    3

2.1.	Revolver Advances. 3

2.2.	Term Loan. 5

2.3.	Borrowing Procedures and Settlements. 5

2.4.	Payments; Reductions of Commitments; Prepayments. 11

2.5.	Intentionally Omitted. 17

2.6.	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations. 17

2.7.	Crediting Payments 18

2.8.	Designated Account 18

2.9.	Maintenance of Loan Account; Statements of Obligations 18

2.10.	Fees. 19

2.11.	Letters of Credit. 19

2.12.	LIBOR Option. 23

2.13.	Capital Requirements. 25

2.14.	Increase in Maximum Revolver Amount. 26

2.15.	Joint and Several Liability of Borrowers. 28
3.    CONDITIONS; TERM OF AGREEMENT.    30

3.1.	Conditions Precedent to the Initial Extension of Credit 30

3.2.	Conditions Precedent to all Extensions of Credit 30

3.3.	Maturity 31

3.4.	Effect of Maturity 31

3.5.	Early Termination by Borrowers 31
4.    REPRESENTATIONS AND WARRANTIES.    31

4.1.	Due Organization and Qualification; Subsidiaries. 32

4.2.	Due Authorization; No Conflict. 32

4.3.	Governmental Consents 33

4.4.	Binding Obligations; Perfected Liens. 33

4.5.	Title to Assets; No Encumbrances 33

4.6.	Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims. 33

4.7.	Litigation. 34

4.8.	Compliance with Laws 34

4.9.	No Material Adverse Change 34

4.10.	Fraudulent Transfer. 35

4.11.	Employee Benefits 35

4.12.	Environmental Condition 35

4.13.	Intellectual Property 35

4.14.	Leases 35

4.15.	Deposit Accounts and Securities Accounts 36

4.16.	Complete Disclosure 36

4.17.	Material Contracts 36

4.18.	Patriot Act 36

4.19.	Indebtedness 37

4.20.	Payment of Taxes 37

4.21.	Margin Stock 37

4.22.	Governmental Regulation 37

4.23.	OFAC 37

4.24.	Employee and Labor Matters 38

4.25.	Intentionally Deleted 38

4.26.	Intentionally Deleted 38

4.27.	Eligible Accounts 38

4.28.	Eligible Inventory 38

4.29.	Eligible Trademarks 39

4.30.	Eligible Real Property 39

4.31.	Locations of Inventory and Equipment 39

4.32.	Inventory Records 39
5.    AFFIRMATIVE COVENANTS.    39

5.1.	Financial Statements, Reports, Certificates 39

5.2.	Collateral Reporting 39

5.3.	Existence 39

5.4.	Maintenance of Properties 40

5.5.	Taxes 40

5.6.	Insurance. 40

5.7.	Inspection 41

5.8.	Compliance with Laws 42

5.9.	Environmental. 42

5.10.	Disclosure Updates 42

5.11.	Formation of Subsidiaries 43

5.12.	Further Assurances 44

5.13.	Lender Meetings 44

5.14.	Material Contracts 44

5.15.	Location of Inventory and Equipment 44

5.16.	Bills of Lading and Other Documents of Title. 44

5.17.	Assignable Material Contracts 45

5.18.	Applications under Insolvency Statutes 45

5.19.	Cash Management System 45

5.20.	UK Bank Accounts 45

5.21.	Post Closing Matters 46
6.    NEGATIVE COVENANTS.    46

6.1.	Indebtedness 46

6.2.	Liens 46

6.3.	Restrictions on Fundamental Changes. 46

6.4.	Disposal of Assets 46

6.5.	Change Name 47

6.6.	Nature of Business 47

6.7.	Prepayments and Amendments. 47

6.8.	Change of Control 47

6.9.	Restricted Junior Payments 47

6.10.	Accounting Methods 49

6.11.	Investments; Controlled Investments . 49

6.12.	Transactions with Affiliates 49

6.13.	Use of Proceeds 50

6.14.	Limitation on Issuance of Stock 50
7.    FINANCIAL COVENANT.    50

7.1.	Fixed Charge Coverage Ratio 50
8.    EVENTS OF DEFAULT.    51
9.    RIGHTS AND REMEDIES.    53

9.1.	Rights and Remedies 53

9.2.	Remedies Cumulative 54

9.3.	Appointment of a Receiver 54
10.    WAIVERS; INDEMNIFICATION.    54

10.1.	Demand; Protest; etc 54

10.2.	The Lender Group’s Liability for Collateral 55

10.3.	Indemnification 55
11.    NOTICES.    56
12.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.    57
13.    ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.    58

13.1.	Assignments and Participations. 58

13.2.	Successors 61
14.    AMENDMENTS; WAIVERS.    61

14.1.	Amendments and Waivers. 61

14.2.	Replacement of Certain Lenders. 63

14.3.	No Waivers; Cumulative Remedies 63
15.    AGENT; THE LENDER GROUP.    64

15.1.	Appointment and Authorization of Agent 64

15.2.	Delegation of Duties 65

15.3.	Liability of Agent 65

15.4.	Reliance by Agent 65

15.5.	Notice of Default or Event of Default 65

15.6.	Credit Decision 66

15.7.	Costs and Expenses; Indemnification 66

15.8.	Agent in Individual Capacity 67

15.9.	Successor Agent 67

15.10.	Lender in Individual Capacity 68

15.11.	Collateral Matters. 68

15.12.	Restrictions on Actions by Lenders; Sharing of Payments. 69

15.13.	Agency for Perfection 70

15.14.	Payments by Agent to the Lenders 70

15.15.	Concerning the Collateral and Related Loan Documents 70

15.16.	Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information 71

15.17.	Appointment for the Province of Québec 72

15.18.	Several Obligations; No Liability 72

15.19.	Parallel Debt 72
16.    WITHHOLDING TAXES.    73
17.    GENERAL PROVISIONS.    76

17.1.	Effectiveness 76

17.2.	Section Headings 76

17.3.	Interpretation 76

17.4.	Severability of Provisions 76

17.5.	Bank Product Providers 76

17.6.	Debtor-Creditor Relationship 77

17.7.	Counterparts; Electronic Execution 77

17.8.	Revival and Reinstatement of Obligations 77

17.9.	Confidentiality. 77

17.10.	Lender Group Expenses 78

17.11.	Survival 78

17.12.	Patriot Act 79

17.13.	Anti-Money Laundering Legislation. 79

17.14.	Judgment Currency 79

17.15.	Integration 80

17.16.	Parent as Agent for Borrowers 80

17.17.	Quebec Interpretation 81

17.18.	English Language Only 81

17.19.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 81

17.20.	Keepwell 82
18.    ACKNOWLEDGMENT AND RESTATEMENT    82

18.1.	Existing Obligations 82

18.2.	Acknowledgment of Security Interests 82

18.3.	Existing Loan Documents 82

18.4.	Restatement 83

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Letter Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent Payment Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1 Schedule E-2	Eligible Inventory Locations Eligible Real Property
Schedule E-3 Schedule E-4	Existing Letters of Credit Foreign Account Debtor Jurisdictions
Schedule F-1	Freight Forwarders
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.6(a)	States of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.7(a)	Litigation
Schedule 4.7(b)	Litigation
Schedule 4.12	Environmental Matters
Schedule 4.13	Intellectual Property
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.17	Material Contracts
Schedule 4.19	Permitted Indebtedness
Schedule 4.20	Taxes
Schedule 4.24	Union Representation
Schedule 4.31(a)	Third Party Locations
Schedule 4.31(b)	Locations of Inventory and Equipment
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2 Schedule 5.21	Collateral Reporting Post-Closing Matters
Schedule 6.6	Nature of Business

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), is entered into as of April 26, 2016, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), VOXX ACCESSORIES CORP., a Delaware corporation (“ACC”), VOXX ELECTRONICS CORP., a Delaware corporation (“AEC”), CODE SYSTEMS, INC., a Delaware corporation (“CSI”), INVISION AUTOMOTIVE SYSTEMS INC., a Delaware corporation (“IAS”) and KLIPSCH GROUP, INC., an Indiana corporation (“Klipsch”, together with ACC, AEC, CSI and IAS, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”) and VOXX INTERNATIONAL CORPORATION, Delaware corporation (“Parent”).
WHEREAS, the parties to the Existing Credit Agreement (as defined below) desire to amend and restate the Existing Credit Agreement as provided herein;
WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders enter into such amended and restated financing arrangements with Borrowers and Guarantors pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers and certain Guarantors; and
WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers and certain Guarantors on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Loan Documents;
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Existing Credit Agreement shall be (and hereby is) amended and restated as follows:

1.	DEFINITIONS AND CONSTRUCTION.
1.Definitions
. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
2.Accounting Terms
. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent for the quarter ending November 30, 2015. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” or “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties on a consolidated basis, unless the context clearly requires otherwise.
3.Code
. Any terms used in this Agreement that are defined in the Code and pertaining to Collateral located in the United States shall be construed and defined as set forth in the Code unless otherwise defined herein and any terms used in this Agreement that are defined in the PPSA and pertaining to Collateral located in Canada shall be construed and defined as set forth in the PPSA unless otherwise defined herein; provided, that, to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
4.Construction
. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean, subject to Section 3.4, the repayment in full in cash or immediately available funds of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than unasserted contingent indemnification Obligations or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations, providing Bank Product Collateralization) other than (i) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (ii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
5.Schedules and Exhibits
. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
6.Dutch Terms
. In relation to any entity that is incorporated, or where applicable, has its centre of main interest in the Netherlands, a reference to:
(a)a “moratorium of any indebtedness” includes (voorlopige) surseance van betaling and a “moratorium is declared in respect of any indebtedness” includes surseance verleend;
(b)“winding up”, “liquidation”, “administration”, “dissolution” and “reorganization” (and any of those terms) includes an entity being declared bankrupt (failliet verklaard), dissolved (ontbonden) or subjected to emergency regulations (noodregeling) on the basis of the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht);
(c)admitting the inability to pay its debts as they fall due includes with respect to an entity the filing of any notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) ("TCA") or section 60 paragraphs 2 and/or 3 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with section 36 of the TCA
(d)a Lien includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) , and any other rights is rem (zakelijke rechten) or other rights created for the purpose of granting security;
(e)a “liquidator” or a “trustee” in bankruptcy includes a curator and a beoogd curator;
(f)an “administrator” includes a bewindvoerder and a stille bewindvoerder;
(g)an “attachment” includes conservatoir and executoriaal beslag;
(h)a “distribution” or “dividend” includes any distribution of profits (winstuitkering) or the distribution of reserves (uitkering uit reserves);
(i)Governing Documents means a copy of:
(i)the articles of association (statuten);
(ii)the deed of incorporation (akte van oprichting); and
(iii)an up-to-date extract (uittreksel) from the trade register (Handelsregister) of the Dutch chamber of commerce (Kamer van Koophandel); and
(j)an “officer” includes a managing director of a Dutch entity.

2.	LOANS AND TERMS OF PAYMENT.
1.Revolver Advances.
(a)Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans to Borrowers which in the aggregate at any one time outstanding are not to exceed the lesser of:
(i)such Revolving Lender’s Revolver Commitment, or
(ii)such Revolving Lender’s Pro Rata Share of an amount equal to the lesser of:
(A)the amount equal to (1) the Maximum Revolver Amount less (2) the sum of the Letter of Credit Usage at such time plus the principal amount of Swing Loans outstanding at such time, and
(B)the amount equal to (1) the Borrowing Base at such time less (2) the sum of the Letter of Credit Usage at such time plus the principal amount of Swing Loans outstanding at such time.
(b)[Reserved].
(c)The aggregate principal amount of Revolver Usage based on the Eligible Accounts, Eligible Inventory and Eligible In-Transit Inventory of Dutch Guarantor outstanding at any time shall not exceed $10,000,000.
(d)The aggregate principal amount of Revolver Usage based on the Eligible In-Transit Inventory shall not exceed $15,000,000.
(e)Amounts borrowed pursuant to this Section 2.1 and Section 2.3(b) may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
(f)Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base, the Maximum Revolver Amount or the Maximum Credit in such amounts, and with respect to such matters as Agent, in its Permitted Discretion, shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, (ii) reserves in the amount of the Dilution Reserve, (iii) the Real Property Reserve, (iv) the Orange County IRB Reserve, (v) reserves with respect to (A) sums that any Borrower is or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by any Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust, in the Permitted Discretion of Agent likely would be pari passu with or have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, (vi) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts, (vii) sales, excise or similar taxes included in the amount of any Accounts reported to Agent, (viii) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory, (ix) amounts due or to become due to owners and lessors of premises where any Collateral is located, other than for those locations where Agent has received a Collateral Access Agreement that Agent has accepted in writing, (x) amounts due or to become due to owners and licensors of trademarks and other Intellectual Property used by any Borrower, (xi) in respect of any state of facts which Agent determines in good faith constitutes an Event of Default, (xii) Priority Payables and any obligations of Borrowers or Guarantors subject to superpriority liens under the BIA and the Wage Earner Protection Program Act (Canada), (xiii) reserves for in-transit Inventory, including freight, taxes, duty and other amounts which Agent reasonably estimates must be paid in connection with such Inventory upon arrival and for delivery to one of the locations of a Borrower, a Canadian Guarantor or Dutch Guarantor for Eligible In-Transit Inventory within the United States of America, Canada or the Netherlands, (xiv) to reflect Agent’s good faith estimate of the amount of any reserve necessary to reflect changes adverse to Lenders in applicable currency exchange rates or currency exchange markets, (xv) reserves for matters that adversely affect the Collateral, its value or the amount that Agent might receive from the sale or other disposition thereof or the ability of Agent to realize thereon and (xvi) reserves in the amount, at any time, by which the outstanding principal amount of the Term Loan exceeds the Term Loan Availability. To the extent that an event, condition or matter as to any Eligible Accounts, Eligible Inventory, Eligible In-Transit Inventory, Eligible Trademarks or Eligible Real Property is addressed pursuant to the treatment thereof within the applicable definitions of such terms, Agent shall not also establish a reserve to address the same event, condition or matter.
2.Term Loan.
(a)Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, “Term Loan”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan Availability. The principal of the Term Loan shall be repaid in sixteen (16) consecutive quarterly installments (or earlier as provided herein) payable on the first day of each fiscal quarter commencing on July 1, 2016, of which the first fifteen (15) installments shall each be in the amount of $937,500 and the last installment shall be in the amount of the entire unpaid principal balance of the Term Loan (the date of such last quarterly installment, being referred to herein as the “Term Loan Maturity Date”) ; provided, that, the outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Term Loan Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder.
(b)In the event that, at any time, the amount of the outstanding Term Loan exceeds the Term Loan Availability, to the extent that there shall be Excess Availability after giving effect thereto, a reserve in an amount equal to such excess shall be established as provided in Section 2.1(f), and, otherwise, Borrowers shall, upon demand by Agent at its option or at the direction of the Required Lenders, which may be made at any time or from time to time, repay to Agent the entire amount of any such excess(es) for which payment is demanded (and including breakage or similar costs, if any) within one (1) Business Day of such demand.
3.Borrowing Procedures and Settlements.
(a)Procedure for Borrowing. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent’s electronic platform or portal). Such notice must be received by Agent no later than 12:00 noon (Eastern time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, that, if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 11:00 a.m. (Eastern time) on the Business Day prior to the date that is the requested Funding Date. At Borrower Agent’s election, instead of delivering such written request, any Authorized Person may give Agent telephonic notice of such request by the required time except on and after such time as Agent shall notify Borrower Agent that written requests will be required. In such circumstances, each Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request (subject to the provision below). All Borrowing requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such Advance.

(b)Making of Swing Loans. In the case of a request for an Advance and so long as after giving effect thereto the aggregate amount of the outstanding Swing Loans would not exceed $15,000,000, Swing Lender shall make an Advance in the amount of such requested Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to as “Swing Loans”) to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account. Anything contained herein to the contrary notwithstanding, the Swing Lender may, but shall not be obligated to, make Swing Loans at any time that one or more of the Lenders is a Defaulting Lender. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make, and shall not be obligated to make, any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.
(c)Making of Loans.
(i)In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (Eastern time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent Payment Account, not later than 10:00 a.m. (Eastern time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if (A) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (B) the requested Borrowing would exceed the Availability on such Funding Date.
(ii)Unless Agent receives notice from a Lender prior to 9:00 a.m. (Eastern time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.
(d)Protective Advances and Optional Overadvances.
(i)Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), Agent is hereby authorized by Borrowers and the Lenders, from time to time, at Agent’s option (but Agent shall have no obligation or liability if it elects not to), to make Advances to, or for the benefit of, Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, or (B) to enhance the likelihood of repayment of the

Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”) at any time (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied.
(ii)Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be according to the determination of the Required Lenders. In any event: (A) if any unintentional Overadvance remains outstanding for more than thirty (30) days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay Advances in an amount sufficient to eliminate all such unintentional Overadvances, and (2) after the date all such Overadvances have been eliminated, there must be at least five (5) consecutive days before intentional Overadvances are made. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.5. Each Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.
(iii)Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand and repaid within one (1) Business Day of such demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Agent’s ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way.
(iv)Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Overadvance or Protective Advance may be made by Agent if such Advance would cause the aggregate principal amount of Overadvances and Protective Advances outstanding to exceed an amount equal to ten percent (10%) of the Maximum Credit; and (B) to the extent any Protective Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount, each such Protective Advance shall be for Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.4(b).
(e)Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances (including the Swing Loans and the Protective Advances) shall take place on a periodic basis in accordance with the following provisions:
(i)Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis, upon the reasonable request of Borrower Agent or, otherwise, if so determined by Agent (A) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (B) for itself, with respect to the outstanding Protective Advances, and (C) with respect to Borrowers’ or their Subsidiaries’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (Eastern time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (1) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (Eastern time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (2) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (Eastern time) on the Settlement Date transfer in immediately available funds to Agent Payment Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (2) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii)In determining whether a Lender’s balance of the Advances (including Swing Loans and Protective Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.
(iii)Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections or payments of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv)Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to act in accordance with Section 2.3(g).
(f)Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Advances (and the Term Loans, as applicable) owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g)Defaulting Lenders. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, repaid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with clause (O) of Section 2.4(b)(ii). Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that, the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iv) and this Section 2.3(g). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (1) the date on which the Agent and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (2) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of the Letters of Credit); provided, that, any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or any Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(h)Independent Obligations. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
4.Payments; Reductions of Commitments; Prepayments.
(a)Payments by Borrowers.
(i)Except as otherwise expressly provided herein, all payments by any Borrower or Guarantor shall be made to Agent Payment Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (Eastern time) on the date specified herein. Any payment received by Agent later than 2:00 p.m. (Eastern time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)Unless Agent receives notice from Borrower Agent prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent within one (1) day of such demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b)Apportionment and Application.
(i)So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(v), Section 2.4(d), and Section 2.4(e)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(ii)At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A)first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,
(B)second, to pay any fees then due to Agent under the Loan Documents until paid in full,
(C)third, to pay interest due in respect of all Protective Advances until paid in full,
(D)fourth, to pay the principal of all Protective Advances until paid in full,
(E)fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
(F)sixth, ratably, to pay any fees then due to any of the Lenders under the Loan Documents until paid in full,
(G)seventh, to pay interest accrued in respect of the Swing Loans until paid in full,
(H)eighth, to pay the principal of all Swing Loans until paid in full,
(I)ninth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances and Swing Loans) until paid in full (provided, that, proceeds of Eligible Trademarks may, at the option, of the Agent, be applied first to interest accrued in respect of the Term Loans),
(J)tenth, ratably (i) to Agent (for the account of Lenders), to pay the principal of all Advances until paid in full (provided, that, proceeds of Eligible Trademarks may, at the option, of the Agent, be applied first to principal in respect of the Term Loans), (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to one hundred five percent (105%) of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with clause (A) hereof), and (iii) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations but only to the extent of the then Bank Product Reserve Amount then in effect with respect to such Bank Product Obligations,
(K)eleventh, ratably, to pay interest accrued in respect of the Term Loans until paid in full ,
(L)twelfth, ratably, to pay the principal in respect of the Term Loans until paid in full,
(M)thirteenth, ratably, to the Bank Product Providers based upon amounts certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable on account of Bank Product Obligations (other than Bank Product Obligations paid pursuant to clause (J) above),
(N)fourteenth, to pay any other Obligations other than Obligations owed to Defaulting Lenders,
(O)fifteenth, ratably to pay any Obligations owed to Defaulting Lenders; and
(P)sixteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii)Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Loan Documents, all payments made under this Agreement or any of the other Loan Documents shall be deemed to be applied first, to payment of the portion of the Obligations in excess of the amount secured by the New York Mortgage, and second, to the portion of the Obligations secured by the New York Mortgage.
(iv)Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Loan Documents, (A) the Net Cash Proceeds from any voluntary or involuntary sale or disposition by VOXX HQ of the Orange County Real Property, from any refinancing of any Indebtedness (including the Orange County IRB Bond) secured by the Orange County Real Property or from any casualty losses or condemnation proceedings related to the Orange County Real Property, shall be applied first, to Indebtedness in respect of the Orange County IRB and, second, to the other Obligations and (B) the Net Cash Proceeds from any voluntary or involuntary sale or disposition by any Loan Party of any Collateral (other than the Orange County Real Property) or from any other mandatory prepayment shall be applied first, to the Obligations (other than in respect of the Orange County IRB) and, second, upon and during the continuance of an Event of Default, to Indebtedness in respect of the Orange County IRB.
(v)Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(vi)In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by any Borrower to Agent and specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(vii)For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(viii)In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c)Reduction of Commitments.

(i)Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrowers may reduce the Revolver Commitments, without premium or penalty, to an amount not less than (other than in connection with the payment in full of the Obligations and the termination of all Commitments) the greater of (i) the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Advances not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a) and (ii) $100,000,000. Each such reduction shall be in an amount which is not less than $5,000,000, shall be made by providing not less than ten (10) Business Days prior written notice to Agent and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.
(ii)Term Loan Commitments. The Term Loan Commitments shall terminate upon the making of the Term Loan.
(d)Optional Prepayments.
(i)Advances. Borrowers may prepay the principal of any Advance at any time in whole or in part, without premium or penalty.
(ii)Term Loans. Borrowers may, upon at least three (3) Business Days prior written notice to Agent, prepay the principal of the Term Loans, in whole or in part; provided, that, the Term Loans shall not be voluntarily prepaid unless, as of the date of such prepayment and after giving effect thereto, (A) no Default or Event of Default shall exist or have occurred and be continuing and (B) Excess Availability shall be not less than twelve and one-half percent (12.5%) of the Maximum Revolver Amount. Each prepayment made pursuant to this Section 2.4(d)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied to the installments due under the Term Loans on a pro rata basis so long as no Default or Event of Default shall exist or have occurred and be continuing at such time, and shall otherwise be applied against the remaining installments of principal due on the Term Loans in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment). Each such prepayment of a Term Loan shall be in an amount which is not less than $500,000.
(iii)Order of Prepayments. Subject to Section 2.4(d)(ii) above, each prepayment made pursuant to this Section 2.4(d) shall be applied first, to the Advances, and second, to the Term Loans.
(e)Mandatory Prepayments.
(i)Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds the lesser of the Borrowing Base or the Maximum Revolver Amount (any such excess being referred to as the “Overadvance”) or (B) the aggregate principal amount of Advances based on Real Property Availability exceeds the then applicable Real Property Availability, in each case, then Borrowers shall, within one (1) Business Day, prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to any such excess, as applicable, except as otherwise provided with respect to any Protective Advance or Overadvance by Agent made in accordance with Section 2.3(d). Notwithstanding anything to the contrary set forth in this Agreement or any of the other Loan Documents, Borrower Agent and the other Borrowers shall not request, and Agent and Lenders shall not be required to make or provide, Advances or Letters of Credit, at any time that there exists an Overadvance.
(ii)Dispositions. Within one (1) Business Day of the date of receipt by any Loan Party of the Net Cash Proceeds in excess of $100,000 in the aggregate during the term of this Agreement (or all such proceeds at any time while an Event of Default exists) of any voluntary or involuntary sale or disposition by any Loan Party of assets (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), or (g) of the definition of Permitted Dispositions), such Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to one hundred percent (100%) of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided, that, (A) on the date of any such sale or other disposition arising from casualty losses or condemnation proceedings and after giving effect thereto, no Default or Event of Default exists or shall have occurred and be continuing, (B) such Borrower shall have given Agent prior written notice of such Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition arising from casualty losses or condemnation proceedings or the cost of purchase or construction of other assets useful in the business of such Borrower or its Subsidiaries, (C) the monies are held in a Deposit Account in which Agent has a perfected first-

priority security interest, and (D) such Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within one hundred eighty (180) days after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition arising from casualty losses or condemnation proceedings shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of such Loan Party unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f)(ii); provided, that, no Loan Party nor any of its Subsidiaries shall have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $2,000,000 in any given fiscal year. Nothing contained in this Section 2.4(e)(ii) shall permit any Loan Party to sell or otherwise dispose of any assets other than in accordance with Section 6.4.
(iii)Extraordinary Receipts. At any time during a Cash Dominion Event, within one (1) Business Day of the date of receipt by any Loan Party of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to one hundred percent (100%) of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.
(iv)Indebtedness. At any time during a Cash Dominion Event, within one (1) Business Day of the date of incurrence by any Loan Party of any Indebtedness (other than Capital Lease Obligations), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.
(v)Equity. At any time during a Cash Dominion Event, within (1) Business Day of the date of the issuance by any Loan Party of any shares of its or their Stock or of the receipt by any Loan Party of any capital contribution, such Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by such Person in connection with such issuance or such capital contribution (other than (A) in the event that such Borrower or any its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Stock to such Borrowers or any of its Subsidiaries, as applicable, (B) the issuance of Stock of Parent to directors, officers and employees of Parent pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, and (C) the issuance of Stock of Parent in order to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition). The provisions of this Section 2.4(e)(v) shall not be deemed to be implied consent to any such issuance or capital contribution otherwise prohibited by the terms and conditions of this Agreement.
(f)Application of Payments
. Subject to Sections 2.4(b)(iii) and (iv), each prepayment pursuant to Section 2.4(e)(i) through (v) shall, (i) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full (without a permanent reduction in the Lenders’ commitment to lend or extend credit under this Agreement), second, only if an Event of Default exists, to cash collateralize the Letters of Credit in an amount equal to one hundred five percent (105%) of the then outstanding Letter of Credit Usage, and third, to the outstanding principal amount of the Term Loans until paid in full to be applied against the remaining installments of principal due on the Term Loans in the inverse order of maturity, provided, that, in the case of prepayments pursuant to Sections 2.4(e)(ii) (with respect to Net Cash Proceeds arising from casualty losses or condemnation proceedings), (e)(iv) and (e)(v) above, the Borrower Agent may, at its option, upon prior written notice to Agent, have such prepayments applied to the Term Loans as provided in “third” above prior to being applied in the manner as set forth in Section 2.4(b)(iii), and (ii) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).
5.Intentionally Omitted.
6.Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a)Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:
(i)if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin for such LIBOR Rate Loans, and
(ii)otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin for such Base Rate Loans.
(b)Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders, subject to any agreements between Agent and individual Revolving Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to the Applicable Margin for LIBOR Rate Loans times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.
(c)Default Rate. Upon the occurrence and during the continuation of an Event of Default,
(i)all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall, upon two (2) Business Days’ prior written notice by Agent to Borrower Agent, bear interest on the Daily Balance thereof at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable thereunder, and
(ii)the Letter of Credit fee provided for in Section 2.6(b) shall, upon two (2) Business Days’ prior written notice by Agent to Borrower Agent, be increased to two (2) percentage points above the per annum rate otherwise applicable hereunder.
(d)Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), all interest, all Letter of Credit fees, all usage charges, all other fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Each Borrower hereby authorizes Agent, from time to time without prior notice to such Borrower, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents (in each case, as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.11(g) (as and when accrued or incurred and due and payable), all fees and costs provided for in Section 2.10 (as and when accrued or incurred and due and payable), and all other payments as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereafter constitute Advances hereunder and shall initially accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).
(e)Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year (or three hundred sixty-five (365) or three hundred sixty-six (366) days, in the case of Advances for which the Base Rate is used), in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(f)Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Each Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
7.Crediting Payments
. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent Payment Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent Payment Account on a Business Day on or before 2:00 p.m. (Eastern time). If any payment item is received into the Agent Payment Account on a non-Business Day or after 12:00 noon (Eastern time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
8.Designated Account
. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Advance or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.
9.Maintenance of Loan Account; Statements of Obligations
. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Term Loans and Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for any Borrower’s account. Agent shall render monthly statements regarding the Loan Account to Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within thirty (30) days after receipt thereof by Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.
10.Fees.
(a)Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(b)Borrowers shall pay to Agent, for the account of Revolving Lenders, a monthly unused line fee payable in arrears on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, in an amount equal to, commencing on the Closing Date and ending on August 31, 2017, one-half of one percent (0.50%) per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof), which rate shall be adjusted thereafter as of the first day of each fiscal quarter to an amount equal to (A) one half of one percent (0.50%) per annum if the average Daily Balance of the Revolver Usage in any month during the immediately preceding fiscal quarter was less than forty percent (40%) of the Maximum Revolver Amount and (ii) three hundred and seventy-five one-thousandths of one percent (0.375%) per annum if the average Daily Balance of the Revolver Usage in any month during the immediately preceding fiscal quarter was equal to or greater than forty percent (40%) of the Maximum Revolver Amount. For purposes of the calculation of the unused line fee, the Revolver Usage shall include the amount of the Orange County IRB Reserve. Swing Loans shall not be considered in the calculation of the unused line fee.

(c)Borrowers shall pay to Agent, for the account of Revolving Lenders, a monthly fee payable in arrears on the first day of each month, which shall accrue at a per annum rate equal to two percent (2%) times the amount of the Orange County IRB Reserve then in effect.
11.Letters of Credit.
(a)Subject to the terms and conditions of this Agreement, upon the request of Borrower Agent made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender’s agent) to issue, a requested Letter of Credit. Issuing Lender shall not, and shall be under no obligation to, issue or cause to be issued any Letter of Credit if any of the conditions set forth in Section 3.2 herein will not be satisfied immediately prior to, or immediately after giving effect to, the issuance of such Letter of Credit. If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by each Borrower that Borrowers are and shall be deemed to be applicants (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit). Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit (which shall not be later than the date that is five (5) Business Days prior to the Maturity Date), (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of a Loan Party (A) in respect of a lease of Real Property or an employment contract, (1) in the case of a Letter of Credit in connection with such a lease, with a face amount in excess of the amount equal to (x) the amount of rent under such lease, without acceleration, for the greater of one year or fifteen percent (15%), not to exceed three (3) years, of the remaining term of such lease minus (y) the amount of any cash or other collateral to secure the obligations of a Loan Party in respect of such lease and (2) in the case of a Letter of Credit in connection with an employment contract, with a face amount in excess of the compensation provided by such contract, without acceleration, for a one year period, or (B) at any time that one or more of the Lenders is a Defaulting Lender.
(b)The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:
(i)the Letter of Credit Usage (including Swing Loans) would exceed the Borrowing Base less the outstanding amount of Advances (including Swing Loans), or
(ii)the Letter of Credit Usage would exceed $15,000,000, or
(iii)the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances (including Swing Loans).
(c)Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Lender or an Underlying Issuer at the request of Borrowers on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing

Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(d) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.
(d)Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Revolving Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrowers had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Revolving Lenders, the Issuing Lender shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Revolving Lender agrees to pay to Agent, for the account of the Issuing Lender, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(d) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(e)Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable attorneys fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, that, no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer. Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that none of the Issuing Lender, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission (except to the extent caused by the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group or any Underlying Issuer as determined pursuant to a final, non-appealable order of a court of competent jurisdiction), in following any Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by a Borrower against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of the Issuing Lender’s indemnification of an Underlying Issuer; provided, that, no Borrower shall be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. Each Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.
(f)Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.
(g)Any and all customary issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately (but, in any event, paid by Borrowers not later than within one (1) Business Day of the incurrence of such Lender Group Expenses) by Borrowers to Agent for the account of the Issuing Lender. The parties hereto acknowledge and agree that the usage charge imposed by the Underlying Issuer is twenty-five one-hundredths percent (.25%) per annum times the undrawn amount of each Underlying Letter of Credit (payable in accordance with Section 2.6(d) hereof) and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
(h)If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority after the Closing Date including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):
(i)any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
(ii)there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking, and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower Agent, and Borrowers shall pay within thirty (30) days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that, (A) no Borrower shall be required to provide any compensation pursuant to this Section 2.11(h) for any such amounts incurred more than one hundred eighty (180) days prior to the date on which the demand for payment of such amounts is first made to Borrowers and (B) if an event or circumstance giving rise to such amounts is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
12.LIBOR Option.
(a)Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three (3) months in duration, interest shall be payable at three (3) month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period); (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.
(b)LIBOR Election.
(i)Borrowers may, at any time and from time to time, so long as Borrower Agent has not received a notice from Agent, after the occurrence and during the continuance of an Event of Default, of the election of the Required Lenders to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (Eastern time) at least three (3) Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (Eastern time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.
(ii)Each LIBOR Notice shall be irrevocable and binding on each Borrower. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”); provided, that, two (2) times in any calendar year, to the extent any of such events described in clauses (A), (B) or (C) shall occur, Borrowers shall not be required to indemnify Agent and Lenders for any loss, cost or expense as a result thereof. A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within thirty (30) days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.
(iii)Borrowers shall have not more than seven (7) LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.
(c)Conversion. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, that, in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers’ and their Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses subject to and in accordance with Section 2.12 (b)(ii).
(d)Special Provisions Applicable to LIBOR Rate.
(i)The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Taxes, which shall be governed by Section 16) occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws and changes in laws relative to Taxes, which shall be governed by Section 16) and changes in the reserve requirements after the Closing Date imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii)In the event that any change after the Closing Date in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (A) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (B) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(iii)For purposes of this Section 2.12(d), the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been enacted and become effective after the Closing Date.
(e)No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.
13.Capital Requirements.
(a)If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital, reserve or liquidity requirements for banks or bank holding companies, or any change, after the Closing Date, in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity after the Closing Date regarding capital adequacy or liquidity (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy or liquidity and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower Agent and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within thirty (30) days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, (A) no Borrower shall be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than one hundred eighty (180) days prior to the date that such Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefore and (B) that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. For purposes of this Section 2.13(a), the Dodd-Frank Wall Street Reform and

Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been enacted and become effective after the Closing Date.
(b)If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender for such Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.
14.Increase in Maximum Revolver Amount.
(a)Borrower Agent may, at any time, deliver a written request to Agent to increase the Maximum Revolver Amount. Any such written request shall specify the amount of the increase in the Maximum Revolver Amount that Borrowers are requesting, provided, that, (i) in no event shall the aggregate amount of any such increase cause the Maximum Revolver Amount to exceed $175,000,000, (ii) such request shall be for an increase of not less than $5,000,000, (iii) any such request shall be irrevocable, (iv) in no event shall there be more than one such increase in any calendar quarter, (v) in no event shall there be more than three such increases during the term of this Agreement, (vi) no Default or Event of Default shall exist or have occurred and be continuing and (vii) in no event shall there be any such increase after the date on which the Commitments have been reduced pursuant to Section 2.4(c) of this Agreement.
(b)Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase thereof requested by Borrower Agent as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within fifteen (15) days after the receipt of such notice from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, (i) the minimum increase in the Commitments of each such Lender providing the additional Commitments shall equal or exceed $250,000, and (ii) no then-existing Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from the then-existing Lenders does not equal or exceed the amount of the increase in the Maximum Revolver Amount requested by Borrowers, Agent or Borrowers shall seek additional increases from new Lenders or Commitments from such Eligible Transferees reasonably satisfactory to Agent and Borrowers. In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Revolver Amount requested by Borrower or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Borrowers. Notwithstanding anything to the contrary contained in this Agreement, if, in connection with arranging for such additional Commitments, Borrowers agree to pay to any such

Lender or Eligible Transferee interest on such additional Commitments at rate that is greater than that paid to the other Lenders, such higher interest rate shall apply to all Lenders on all Commitments.
(c)The Maximum Revolver Amount shall be increased by the amount of the increase in the applicable Revolver Commitments from Revolving Lenders or new Revolver Commitments from Eligible Transferees, in each case selected in accordance with Section 2.14(b) above, for which Agent has received Assignment and Acceptances thirty (30) days after the date of the request by Borrowers for the increase or such earlier date as Agent and Borrowers may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Revolver Commitments and new Revolver Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Revolver Amount requested by Borrower Agent in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:
(i)Agent shall have received from each Lender or Eligible Transferee that is providing an additional Revolver Commitment as part of the increase in the Maximum Revolver Amount, an Assignment and Acceptance duly executed by such Lender or Eligible Transferee and Borrower, provided, that, the aggregate Revolver Commitments set forth in such Assignment and Acceptance(s) shall be not less than $1,000,000;
(ii)the conditions precedent to the making of Advances set forth in Section 3.2 shall be satisfied as of the date of the increase in the Maximum Revolver Amount, both before and after giving effect to such increase;
(iii)such increase in the Maximum Revolver Amount, on the date of the effectiveness thereof, shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;
(iv)there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Revolver Amount all fees and expenses due and payable to such Person on or before the effectiveness of such increase; and
(v)there shall have been paid to Agent, for the account of the Agent and Lenders (in accordance with any agreement among them) all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Loan Documents on or before the effectiveness of such increase.
(d)As of the effective date of any such increase in the Maximum Revolver Amount, each reference to the term Commitments, Maximum Revolver Amount and Maximum Credit herein, as applicable, and in any of the other Loan Documents shall be deemed amended to mean the amount of the Revolver Commitments, Maximum Revolver Amount and Maximum Credit specified in the most recent written notice from Agent to Borrower Agent of the increase in the Revolver Commitments, Maximum Revolver Amount and Maximum Credit, as applicable.
(e)Effective on the date of each increase in the Maximum Revolver Amount pursuant to this Section 2.14, each reference in this Agreement to an amount of Excess Availability shall, automatically and without any further action, be deemed to be increased so that the ratio of each amount of Excess Availability to the amount of the Maximum Revolver Amount or Maximum Credit, as applicable, after such increase in the Maximum Revolver Amount and Maximum Credit remains the same as the ratio of such the amount of Maximum Revolver Amount or Excess Availability, as applicable, to the amount of the Maximum Revolver Amount and Maximum Credit prior to such increase in the Maximum Revolver Amount and the Maximum Credit.
15.Joint and Several Liability of Borrowers.
(a)Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b)Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
(c)If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d)The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.
(e)Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Except as otherwise expressly provided in this Agreement, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.
(f)Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and, subject to Section 9 herein may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.
(h)Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
(i)Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash or otherwise with the consent of Agent. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3.	CONDITIONS; TERM OF AGREEMENT.
1.Conditions Precedent to the Initial Extension of Credit
. The obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).
2.Conditions Precedent to all Extensions of Credit
. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a)the representations and warranties of the Loan Parties contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);
(b)no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and
(c)after giving effect to the requested Advance or other extension of credit hereunder, the Revolver Usage shall not exceed the lesser of the Maximum Revolver Amount or the Borrowing Base as then in effect.
3.Maturity
. This Agreement shall continue in full force and effect for a term ending on April 26, 2021 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice to Borrower Agent or any other Loan Party upon the occurrence and during the continuation of an Event of Default.
4.Effect of Maturity
. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full; provided, that, the Borrower Agent may elect, at its option, not to repay the Obligations in respect of the Orange County IRB so long as each of the following conditions is satisfied on the Maturity Date: (a) all of the other Obligations are paid in full, (b) each of the Orange County IRB Documents remain in full force and effect and (c) either (i) Wells Fargo shall have received cash collateral (pursuant to documentation reasonably satisfactory to Wells Fargo) to be held by Wells Fargo in an amount equal to one hundred five percent (105%) of the then outstanding principal amount of the Orange County IRB Bond or (ii) Wells Fargo shall have received a standby letter of credit, in form and substance reasonably satisfactory to Wells Fargo, issued by a commercial bank acceptable to Wells Fargo payable to Wells Fargo as beneficiary in an amount equal to one hundred five percent (105%) of the then outstanding principal amount of the

Orange County IRB Bond. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent and Loan Parties shall execute and deliver to Agent a general release of Agent and Lenders in form and substance reasonably satisfactory to Agent.
5.Early Termination by Borrowers
. Borrowers have the option, at any time upon five (5) Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full in cash.

4.	REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group for itself and each of the other Loan Parties which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
1.Due Organization and Qualification; Subsidiaries.
(a)Each Loan Party (i) is duly organized and existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)Set forth on Schedule 4.1(b) is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.
(c)Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by such Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(d)Except as set forth on Schedule 4.1(c), there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Parent nor any of its Subsidiaries are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Parent’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

2.Due Authorization; No Conflict.
(a)As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(b)As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of any material federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holders of any Stock of any Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.
3.Governmental Consents
. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.
4.Binding Obligations; Perfected Liens.
(a)Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(b)Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title and as to which Agent has not caused its Lien to be noted on the applicable certificate of title, and (ii) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.11, and subject only to the filing of financing statements and the recordation of the Copyright Security Agreement, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are either permitted purchase money Liens or the interests of lessors under Capital Leases.
5.Title to Assets; No Encumbrances
. Each of the Loan Parties has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
6.Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.
(a)The name of (within the meaning of Section 9-503 of the Code or within the PPSA, as applicable) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(b)The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(c)Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(d)As of the Closing Date, no Loan Party holds any commercial tort claims that exceed $1,000,000 in amount, except as set forth on Schedule 4.6(d).
7.Litigation.
(a)Except as set forth on Schedule 4.7(a), there are no actions, suits, or proceedings pending or, to the knowledge of Borrowers, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.
(b)Schedule 4.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of $2,500,000 that, as of the Closing Date, is pending or, to the knowledge of Borrowers, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.
8.Compliance with Laws
. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
9.No Material Adverse Change
. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by any Loan Party to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since November 30, 2015, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries.
10.Fraudulent Transfer.
(a)The Loan Parties (taken as a whole) are Solvent and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, will be Solvent.
(b)Dutch Guarantor is solvent (which for this purpose in accordance with the laws of the Netherlands means that it is able to repay its debts as they mature) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, will be solvent (which for this purpose in accordance with the laws of the Netherlands means that it is able to repay its debts as they mature).
(c)No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
11.Employee Benefits
. No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.
12.Environmental Condition
. Except as set forth on Schedule 4.12, (a) to Borrowers’ knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrowers’ knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
13.Intellectual Property
. Each Loan Party owns, or holds licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.13 (as updated from time to time) is a true, correct, and complete listing of all material trademarks, trade names, copyrights, patents, and licenses as to which any Loan Party is the owner or is an exclusive licensee; provided, that, any Borrower may amend Schedule 4.13 to add additional intellectual property so long as such amendment occurs by written notice to Agent at the time that such Borrower provides its Compliance Certificate pursuant to Section 5.1.
14.Leases
. Each Loan Party enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party exists under any of them.
15.Deposit Accounts and Securities Accounts
. Set forth on Schedule 4.15 (as updated pursuant to the provisions of the Security Agreement from time to time) is a listing of all of the Loan Parties’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.
16.Complete Disclosure
. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on March 8, 2016 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).
17.Material Contracts
. Set forth on Schedule 4.17 (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party as of the most recent date on which Borrowers provided their Compliance Certificate pursuant to Section 5.1; provided, that, any Borrower may amend

Schedule 4.17 to add additional Material Contracts so long as such amendment occurs by written notice to Agent on the date that such Borrower provides its Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party and, to Borrowers’ knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party.
18.Patriot Act
; Anti-Corruption Laws. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). The Loan Parties have implemented and maintain in effect policies and procedures designed to provide for compliance by the Loan Parties and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable sanctions instituted by Sanctions Authorities, and the Loan Parties, and to the knowledge of the Loan Parties, their respective employees and agents, are in compliance with Anti-Corruption Laws and applicable sanctions instituted by Sanctions Authorities in all material respects. No part of the proceeds of the Advances made, or Letters of Credit issued, hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.
19.Indebtedness
. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
20.Payment of Taxes
. Except as set forth on Schedule 4.20 and as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Except as set forth on Schedule 4.20, each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
21.Margin Stock
. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Advances made to, or the Letters of Credit issued at the request of, Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.
22.Governmental Regulation

. No Loan Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
23.OFAC
/Sanctions. No Loan Party nor any of its Subsidiaries, nor, to the knowledge of any Loan Party, any officer, director, employee, agent or Affiliate thereof, is in violation of any of the country or list based economic and trade sanctions administered and enforced by any Sanctions Authorities. No Loan Party nor any of its Subsidiaries, nor, to the knowledge of any Loan Party, any officer, director, employee, agent or Affiliate thereof, (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Advances made, or Letter of Credit issued, hereunder will be used, directly or indirectly, (i) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity or (ii) in any manner that would result in the violation of any sanctions instituted by Sanctions Authorities applicable to any Loan Party.
24.Employee and Labor Matters
. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) except as set forth on Schedule 4.24, to the knowledge of Borrowers, after due inquiry, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Borrowers and no Subsidiary of any Borrower has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from any Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of any Borrower, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
25.Intentionally Deleted
.
26.Intentionally Deleted
.
27.Eligible Accounts
. As to each Account (other than respect to Accounts in a de minimis amount relative to the aggregate amount of all Eligible Accounts at any time) that is identified by any Borrower, any Canadian Guarantor or Dutch Guarantor, as applicable, as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrowers’ business, (b) owed to one or more of the Borrowers, and (c) to the extent that any officer of any Loan Party has knowledge or reasonably should have had knowledge, not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts.
28.Eligible Inventory

. As to each item of Inventory (other than Inventory having a de minimis Value relative to the aggregate Value of all Eligible Inventory at any time) that is identified by any Borrower, any Canadian Guarantor or Dutch Guarantor, as applicable, as Eligible Inventory or Eligible In-Transit Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) to the extent that any officer of any Loan Party has knowledge or reasonably should have had knowledge, not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Inventory and Eligible In-Transit Inventory.
29.Eligible Trademarks
. As to each Trademark that is identified by any Borrower as Eligible Trademarks in a Borrowing Base Certificate submitted to Agent, such Trademarks, to the extent that any officer of any Loan Party has knowledge or reasonably should have had knowledge, is not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent discretionary criteria) set forth in the definition of Eligible Trademarks.
30.Eligible Real Property
. As to each parcel of Real Property that is identified by any Borrower as Eligible Real Property in a Borrowing Base Certificate submitted to Agent, such Real Property, to the extent that any officer of any Loan Party has knowledge or reasonably should have had knowledge, is not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent discretionary criteria) set forth in the definition of Eligible Real Property.
31.Locations of Inventory and Equipment
. The Inventory and Equipment (other than vehicles or Equipment out for repair) of the Loan Parties are not stored with a bailee, warehouseman, or similar party other than those identified on Schedule 4.31(a) and are otherwise located only at, or in-transit between or to, the locations identified on Schedule 4.31(b) (as such Schedules may be updated pursuant to Section 5.15).
32.Inventory Records
. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

5.	AFFIRMATIVE COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties shall comply with each of the following:
1.Financial Statements, Reports, Certificates
. Deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein. In addition, each Borrower agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrowers. In addition, each Borrower agrees to maintain a system of accounting that enables such Borrower to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its sales, and (b) maintain its billing systems/practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.
2.Collateral Reporting
. Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, each Borrower agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
3.Existence
. Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of organization) and all rights and franchises, licenses and permits material to its business.

4.Maintenance of Properties
. Maintain and preserve all of its assets (other than assets having a de minimis value) that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Change), and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest and except where the failure to so comply with such provisions could not reasonably be expected to result in a Material Adverse Change.
5.Taxes
. Cause all assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax (and except where the failure to so pay such assessments and taxes could not reasonably be expected to result in a Material Adverse Change). Each Borrower will and will cause each of its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that each Borrower and its Subsidiaries have made such payments or deposits, except where the failure to so pay such taxes could not reasonably be expected to result in a Material Adverse Change.
6.Insurance.
(a)At Borrowers’ expense, maintain insurance respecting each of the Loan Parties’ and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain (with respect to each of the Loan Parties and their Subsidiaries) workers’ compensation, business interruption (only to the extent the Loan Parties begin maintaining business interruption insurance after the Closing Date), general liability, product liability insurance, director’s and officer’s liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with responsible and reputable insurance companies reasonably acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Agent. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent, which endorsements shall provide for not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Borrower fails to maintain such insurance, Agent may arrange for such insurance, but at such Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $1,000,000 covered by its casualty or business interruption insurance (only to the extent the Loan Parties begin maintaining business interruption insurance after the Closing Date). Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. Unless and until the occurrence and continuance of an Event of Default, Borrowers shall solely have such rights (including to receive payments) set forth in the immediately preceding sentence. Notwithstanding anything to the contrary herein or in any other Loan Document, the Loan Parties may self-insure with respect to medical insurance, in which case, no insurance certificates and endorsements will be required for such type of insurance.
(b)If any portion of any Collateral is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “flood hazard area” with respect to which flood insurance has been made available under any of the Flood Insurance Laws, then Borrowers shall (i) with respect to such Collateral maintain with responsible and reputable insurance companies acceptable to Agent, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to Agent evidence of such compliance in form and substance reasonably acceptable to Agent. All premiums on any of the insurance referred to in this Section 5.6(b) shall be paid when due by Borrowers and if requested by Agent, summaries of the policies shall be provided to Agent annually or as it may otherwise request. Without limiting the rights of Agent provided for above, if Borrowers fail to obtain or maintain any insurance required under the Flood Insurance Laws, Agent may obtain it at Borrower’s expense. By purchasing any of the insurance referred to in this Section 5.6(b), Agent shall not be deemed to have waived any Default or Event of Default arising from Borrower’s failure to maintain such insurance or pay any such premiums in respect thereof.
7.Inspection
. Permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrower Agent, all at such times and intervals as the Agent may reasonably request, all at the Borrower’s reasonable expense; provided, that, (a) as to field examinations, (i) no more than two (2) field examinations in any twelve (12) month period at the expense of Borrowers so long as Excess Availability at any time during such twelve (12) month period is not less than twelve and one-half percent (12.5%) of the Maximum Revolver Amount, (ii) no more than three (3) field examinations in any twelve (12) month period at the expense of Borrowers if at any time Excess Availability during such twelve (12) months is less than twelve and one-half percent (12.5%) of the Maximum Revolver Amount, and (iii) such other field examinations as Agent may request at any time a Default or an Event of Default exists or has occurred and is continuing at the expense of Borrowers or otherwise at any other times at the expense of Agent and Lenders and (b) as to appraisals, (i) unless a Default or Event of Default exists or has occurred and is continuing, no more than one (1) appraisal of Real Property during the term of this Agreement (but not to be conducted prior to the date that is eighteen (18) months after the Closing Date) at reasonable times at the expense of Borrowers, (ii) no more than two (2) appraisals of Inventory in any twelve (12) month period at reasonable times at the expense of Borrowers so long as Excess Availability at any time during such twelve (12) month period is not less than twelve and one-half percent (12.5%) of the Maximum Revolver Amount, (iii) no more than three (3) appraisals of Inventory in any twelve (12) month period at reasonable times at the expense of Borrowers if at any time Excess Availability during such twelve (12) month period is less than twelve and one-half percent (12.5%) of the Maximum Revolver Amount, and (iv) such other appraisals as Agent may request at any time a Default or an Event of Default exists or has occurred and is continuing at the expense of Borrowers or otherwise at any other times at the expense of Agent and Lenders.
8.Compliance with Laws
. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
9.Environmental.
(a)Keep any property either owned or operated by Borrowers or their Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b)Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c)Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(d)Promptly, but in any event within five (5) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Borrower or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.
10.Disclosure Updates
. Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto. Should any representation herein become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Borrowers shall promptly, and in no event later than five (5) Business Days thereafter, advise the Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same. From time to time as may be reasonably requested by the Agent, Borrowers shall supplement each Schedule hereto and to the other Loan Documents, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Lender Group’s consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Lender Group’s waiver of any Default or Event of Default resulting from the matters disclosed therein.
11.Formation of Subsidiaries
. At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Loan Party shall (a) within ten (10) days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) cause any such new Subsidiary to provide to Agent a joinder to the Guaranty and the Security Agreement, together with such other security documents (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value of at least $2,500,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that (i) with respect to the Obligations of any Loan Party organized under the laws of the United States, the Guaranty, the Security Agreement, and such other security documents shall not be required to be provided to Agent with respect to any Subsidiary of a Loan Party that is a controlled foreign corporation (or with respect to any new domestic Subsidiary that does not have assets with a value in excess of $1,000,000 or operations other than the Stock of a controlled foreign corporation) if providing such documents would result in material adverse tax consequences, (b) within ten (10) days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion), provide to Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Agent; provided, that, only sixty-five percent (65%) of the total outstanding voting Stock of any Subsidiary of any Borrower that is a controlled foreign corporation (and none of the Stock of any Subsidiary of such controlled foreign corporation) shall be required to be pledged to secure the Obligations of any Loan Party organized under the laws of the United States if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge or perfecting the security interests created thereby are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits of Agent and the Lenders of the security or guarantee afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) within ten (10) days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.
12.Further Assurances
. At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages (other than with respect to the Real Property owned as of the Closing Date located in Hope, Arkansas), deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each Loan Party (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by any Loan Party after the Closing Date with a fair market value in excess of $2,500,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that, the foregoing shall not apply to any Subsidiary of Borrowers that is a controlled foreign corporation if providing such documents would result in material adverse tax consequences. To the maximum extent permitted by applicable law, if any Borrower refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, such Borrower hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s or its Subsidiary’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Loan Parties and all of the outstanding capital Stock of Loan Parties (subject to exceptions and limitations contained in the Loan Documents with respect to a controlled foreign corporation).
13.Lender Meetings
. Within ninety (90) days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent.
14.Material Contracts
. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.
15.Location of Inventory and Equipment
. Keep each Loan Parties’ Inventory and Equipment (other than vehicles and Equipment out for repair) only at the locations identified on Schedule 4.31(a) and Schedule 4.31(b) and their chief executive offices only at the locations identified on Schedule 4.6(b); provided, that, any Borrower may amend Schedule 4.31(a), Schedule 4.31(b) or Schedule 4.6(b) so long as such amendment occurs by written notice to Agent not less than ten (10) days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States, and so long as, at the time of such written notification, such Borrower provides Agent a Collateral Access Agreement with respect thereto.
16.Bills of Lading and Other Documents of Title.
(a)On and after the date hereof, each Borrower shall cause all bills of lading or other documents of title relating to goods purchased by such Borrower which are outside the United States of America, Canada or the Netherlands and in transit to the premises of such Borrower or the premises of a Freight Forwarder in the United States of America, Canada or the Netherlands (i) to be issued in a form so as to constitute negotiable documents as such term is defined in the Uniform Commercial Code (except as Agent may otherwise specifically agree) and (ii) other than those relating to goods being purchased pursuant to a Letter of Credit, except as otherwise permitted by clause (b)(ii)(B) of the definition of Eligible In-Transit Inventory, to be issued either to the order of Agent or such other person as the Agent may from time to time designate for such purpose as consignee or such Borrower as consignee, as Agent may specify.
(b)There shall be no more than three (3) originals of any bills of lading and other documents of title relating to goods being purchased by any Borrower which are outside the United States of America, Canada or the Netherlands and in transit to the premises of such Borrower or the premises of a Freight Forwarder in the United States of America, Canada or the Netherlands. As to any such bills of lading or other documents of title, unless and until Agent shall direct otherwise, (i) two (2) originals of each of such bill of lading or other document of title shall be delivered to such Freight Forwarder as such Borrower may specify and that is party to a Collateral Access Agreement by not later than thirty (30) days after the Closing Date, and (ii) one (1) original of each such bill of lading or other document of title shall be delivered to Agent or Agent’s agent. To the extent that the terms of this Section have not been satisfied as to any Inventory, such Inventory shall not constitute Eligible Inventory, except as Agent may otherwise agree.
17.Assignable Material Contracts
. Use commercially reasonable efforts to ensure that any Material Contract entered into after the Closing Date by any Loan Party that generates or, by its terms, will generate revenue, permits the collateral assignment of such agreement (and all rights of such Loan Party, as applicable, thereunder) to such Loan Party’s lenders or an agent for any lenders (and any transferees of such lenders or such agent, as applicable).
18.Applications under Insolvency Statutes
. Each Borrower and Guarantor acknowledges that its business and financial relationships with Agent and Lenders are unique from its relationship with any other of its creditors, and agrees that it shall not file any plan of arrangement under the CCAA or make any proposal under the BIA which provides for, or would permit directly or indirectly, Agent or any Lender to be classified with any other creditor as an “affected” creditor for purposes of such plan or proposal or otherwise.
19.Cash Management System
. The Loan Parties shall maintain their principal deposit accounts at Wells Fargo Bank, National Association (other than with respect to depository accounts required by the Loan Parties to be maintained in locations where Wells Fargo does not have a branch within a reasonable distance) and other than as provided in Section 5.20.
20.UK Bank Accounts
. Borrowers shall, on or prior to the date that is ninety (90) days after the Closing Date (or such later date as Agent may agree), deliver to Agent evidence satisfactory to Agent that (a) all of the Loan Parties’ bank accounts located in the United Kingdom and maintained at JPMorgan Chase Bank or any bank other than Wells Fargo have been closed, (b) new bank accounts have been established at Wells Fargo Bank, National Association, London branch, and (c) such new bank accounts are being used by Dutch Guarantor and other Loan Parties, and include separate bank accounts established solely for the purpose of receiving payments on Accounts owing to Dutch Guarantor and proceeds of other Collateral of the Dutch Guarantor.
21.Post Closing Matters

. Each Loan Party will execute and deliver the documents and take such actions as are set forth on Schedule 5.21, in each case, within the time limits specified on such schedule (or such longer period as Agent may agree).

6.	NEGATIVE COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries which are not Loan Parties (with respect to such Subsidiaries, other than in connection with Sections 6.1, 6.2, 6.4, 6.7, 6.8, 6.10 and 6.11 below) to do any of the following:
1.Indebtedness
. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
2.Liens
. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
3.Restrictions on Fundamental Changes.
(a)Enter into any amalgamation, merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, other than in order to consummate a Permitted Acquisition, except for (i) any amalgamation, merger or consolidation between Loan Parties; provided, that, Parent (if applicable) or such other Borrower must be the surviving entity of any such amalgamation, merger or consolidation to which it is a party, (ii) any amalgamation, merger or consolidation between a Loan Party and Subsidiaries of such Loan Party that are not Loan Parties, so long as such Loan Party is the surviving entity of any such amalgamation, merger or consolidation, and (iii) any amalgamation, merger or consolidation between Subsidiaries of Borrowers, which Subsidiaries are not Loan Parties,
(b)Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Borrowers) or any of Borrowers’ wholly-owned Subsidiaries so long as all of the net assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Borrowers that is not a Loan Party (other than any such Subsidiary the Stock of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the net assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Borrowers that is not liquidating or dissolving, or
(c)Suspend or go out of a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 6.4.
4.Disposal of Assets
. Convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any Loan Party’s assets, except for Permitted Dispositions or transactions expressly permitted by Sections 6.3, 6.9 or 6.11.
5.Change Name
. Change its name, organizational identification number, state or province of organization or organizational identity; provided, that, any Borrower or its Subsidiaries may change its name upon at least ten (10) days prior written notice to Agent of such change.
6.Nature of Business
. Make any material change in the nature of its or their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that, the foregoing shall not prevent any Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

7.Prepayments and Amendments.
(a)Except in connection with Refinancing Indebtedness permitted by Section 6.1,
(i)optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower and its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, and (B) Permitted Intercompany Advances, or
(ii)make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or
(b)Directly or indirectly, amend, modify, or change any of the terms or provisions of
(i)any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness, and (D) until the occurrence of a Default or an Event of Default, any other Permitted Indebtedness except to the extent that such amendment, modification, or change (1) could not, individually or in the aggregate, reasonably be expected to be adverse to the interests of the Lenders in any material respect or (2) is otherwise expressly prohibited within the definition of Permitted Indebtedness,
(ii)any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be adverse to the interests of the Lenders in any material respect, or
(iii)the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be adverse to the interests of the Lenders in any material respect.
8.Change of Control
. Cause, permit, or suffer, directly or indirectly, any Change of Control.
9.Restricted Junior Payments
. Make any Restricted Junior Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,
(a)Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Stock of Parent held by such Persons, provided, that, the aggregate amount of such redemptions made by Parent during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $1,000,000 in the aggregate,
(b)Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Stock of Parent held by such Persons; provided, that, such Indebtedness was incurred by such Persons solely to acquire Stock of Parent,
(c)any Borrower or Guarantor (other than Parent) may pay cash dividends to its direct parent that is a Loan Party; provided, that, each of the following conditions is satisfied, (i) such dividends shall be paid with funds legally available therefore and (ii) such dividends shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, and
(d)any Borrower or Guarantor may make any other Restricted Junior Payments, provided, that,
(i)as of the date of any such payment, and after giving effect thereto, either: (A) (1) the daily average of the Excess Availability for the immediately preceding ninety (90) consecutive day period shall have been not less than fifteen percent (15%) of the Maximum Revolver Amount and, on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such payment, the Excess Availability shall be not less than fifteen percent (15%) of the Maximum Revolver Amount and (2) on a pro forma basis, the Fixed Charge Coverage Ratio for the twelve (12) month period ending on the last day of the month prior to the date of such payment for which Agent has received financial statements shall be not less than 1.10 to 1.00, or (B) the daily average of the Excess Availability for the immediately preceding ninety (90) consecutive day period shall have been not less than twenty percent (20%) of the Maximum Revolver Amount and, on a pro forma basis, using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such payment, the Excess Availability shall be not less than twenty percent (20%) of the Maximum Revolver Amount,
(ii)Agent has received reasonably satisfactory projections for the twelve (12) month period after the date of such payment showing, on a pro forma basis after giving effect to the payment, either (A) minimum Excess Availability at all times during such period of not less than fifteen percent (15%) of the Maximum Revolver Amount and that the Fixed Charge Coverage Ratio is at all times not less than 1.10 to 1.00 during such period, or (B) minimum Excess Availability at all times during such period of not less than twenty percent (20%) of the Maximum Revolver Amount, and
(iii)Agent shall have received, at least ten (10) Business Days prior to the anticipated date of the proposed payment, prior written notice of the proposed payment and such information with respect thereto as Agent may reasonably request (in each case with such information to include (i) parties to such payment, (ii) the proposed date and amount of the payment, and (iii) the purpose of such payment,
Provided, that, notwithstanding the failure to comply with the conditions set forth in Section 6.9(d) above, Parent may repurchase its Stock for consideration in an aggregate amount for all such repurchases not to exceed $5,000,000, so long as all payments in respect of such repurchases shall be included as Fixed Charges, on a pro forma basis, in the calculation of the Fixed Charge Coverage Ratio (such that all such payments shall be deemed to have been made at the commencement of the applicable period) and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.
10.Accounting Methods
. Modify or change its fiscal year (currently March 1 through February 28 or February 29, as applicable) or its method of accounting (other than as may be required to conform to GAAP).
11.Investments; Controlled Investments .
(a)Directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, except for Permitted Investments.
(b)Make, acquire, or permit to exist Permitted Investments in cash or Cash Equivalents, or Permitted Investments comprised of amounts credited to Deposit Accounts or Securities Accounts of a Loan Party unless such Loan Party and the applicable bank or securities intermediary have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments, other than (i) an aggregate amount of not more than $500,000 at any one time, in the case of Borrowers and their Subsidiaries (other than Foreign Subsidiaries), (ii) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Borrowers’ or their Subsidiaries’ employees, and (iii) an aggregate amount of not more than $500,000 (calculated at current exchange rates) at any one time, in the case of Foreign Subsidiaries). Except as provided in Section 6.11(b)(i), (ii) , and (iii), no Loan Party shall establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.
12.Transactions with Affiliates
. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower or any of its Subsidiaries except for:
(a)transactions (other than the payment of management, consulting, monitoring, or advisory fees) between any Loan Party and any other Loan Party or other Affiliate of Parent, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more transactions (including payments by Parent or such Subsidiary) involving amounts, or assets having a value, in excess of $5,000,000 for any single transaction or series of related transactions and such amounts or assets are transferred from any Borrower, any Canadian Guarantor or Dutch Guarantor to any other Loan Party or other Affiliate of Parent (other than any Borrower, any Canadian Guarantor or Dutch Guarantor), and (ii) are in the ordinary course of business of such Loan Party and are no less favorable, taken as a whole, to such Loan Party than would be obtained in an arm’s length transaction with a non-Affiliate,

(b)any indemnity provided for the benefit of directors (or comparable managers) of Parent or such Subsidiary so long as it has been approved by Parent’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,
(c)the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Parent and its Subsidiaries in the ordinary course of business and consistent with industry practice so long as it has been approved by Parent’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, and
(d)transactions permitted by Section 6.3 or Section 6.9, by any Permitted Intercompany Advance or by any Permitted Investment between the Loan Parties.
13.Use of Proceeds
. Use the proceeds of any Advances made, or Letter of Credit issued, hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Agreement in connection with the restatement hereof of the indebtedness under the Existing Credit Agreement (including indebtedness secured by the Real Property owned by Borrowers located in Indianapolis, Indiana), and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for working capital and general corporate purposes, including, without limitation, for Permitted Acquisitions.
14.Limitation on Issuance of Stock
. Except for the issuance or sale of common stock or Permitted Preferred Stock by Parent, issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Stock; provided, that, Parent shall provide Agent prior written notice of the issuance or sale of any of its Stock.

7.	FINANCIAL COVENANT.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full in cash of the Obligations, such Borrower will comply with the following financial covenant:
1.Fixed Charge Coverage Ratio
(a).
(b)Until the payment in full of all principal and interest owing in respect of the Term Loans, the Fixed Charge Coverage Ratio determined for the most recently ended twelve (12) consecutive fiscal months of the Loan Parties for which Agent has received financial statements shall be not less than:
(i) 1.25 to 1.00 for each Measurement Period after the Closing Date until and including the twelfth (12th) fiscal month ending after the Closing Date,
(ii) 1.20 to 1.00 for each Measurement Period commencing with the thirteenth (13th) fiscal month ending after the Closing Date until and including the twenty-fourth (24th) fiscal month ending after the Closing Date,
(iii) 1.15 to 1.00 for each Measurement Period commencing with the twenty-fifth (25th) fiscal month ending after the Closing Date until and including the thirty-sixth (36th) fiscal month ending after the Closing Date, and
(iv) 1.10 to 1.00 at all times thereafter.
(c)On and after the payment in full of all principal and interest owing in respect of the Term Loans, the Fixed Charge Coverage Ratio determined for the most recently ended twelve (12) consecutive fiscal months of the Loan Parties for which Agent has received financial statements shall be not less than 1.00 to 1.00 at all times, provided, that, after the principal and interest in respect of the Term Loans have been repaid in full in cash, the Loan Parties shall only be required to comply with the terms of this Section 7.1(b) during a Compliance Period, in which case such financial covenant shall be tested as of the last day of the then most recently ended fiscal month for which financial statements have been delivered and for each month end thereafter until the Compliance Period ends.

(d)For purposes of determining compliance with the covenant set forth in Section 7.1(a) above at any time prior to the payment in full of all principal and interest owing in respect of the Term Loans, to the extent that Borrowers repay in full in cash all principal and interest owing in respect of the Term Loans prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for a fiscal month when the Loan Parties are not in compliance with the Fixed Charge Coverage Ratio, the Loan Parties shall not be required to comply with the covenant set forth in Section 7.1(a) above unless there is a Compliance Period, provided, that, no Lender shall be required to make any Advances or other extensions of credit during the ten (10) Business Day period referred to above unless and until all principal and interest owing in respect of the Term Loans have been paid in full in cash.

8.	EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
8.1. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three (3) Business Days, or (b) all or any portion of the principal of the Obligations;
8.2. If any Loan Party or any of its Subsidiaries:
(a)fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit such Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Borrower’s affairs, finances, and accounts with officers and employees of such Borrower), 5.10, 5.11, 5.13, 5.14, or 5.15 of this Agreement, (ii) Sections 6.1 through 6.14 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the Security Agreement;
(b)fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of fifteen (15) days after the earlier of (i) the date on which such failure shall first become known to any executive officer of any Borrower or (ii) the date on which written notice thereof is given to Borrower Agent by Agent; or
(c)fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any executive officer of any Borrower or (ii) the date on which written notice thereof is given to Borrower Agent by Agent;
8.3. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $5,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4. If an Insolvency Proceeding is commenced by a Loan Party;
8.5. If an Insolvency Proceeding is commenced against a Loan Party and any of the following events occur: (a) such Loan Party consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
8.6. If a Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Loan Parties, taken as a whole;
8.7. If there is (a) a default in one or more agreements to which a Loan Party is a party with one or more third Persons relative to a Loan Party’s Indebtedness involving an aggregate amount of $5,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s obligations thereunder, (b) a default in any of the Orange County IRB Documents in connection with the Indebtedness under the Orange County IRB and such default results in a right by the Orange County IRB Bondholder, irrespective of whether exercised, to accelerate the maturity of such Indebtedness;
8.8. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties to the extent qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.9. If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);
8.10. If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of the existing Liens on the Orange County Real Property arising pursuant to the Orange County IRB Documents (as in effect on the date hereof) and Permitted Liens under clauses (g), (k) and (n) of such definition or which are permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $1,000,000, or (c) as the result of an action or failure to act on the part of Agent;
8.11. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability thereof, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document (other than by reason of such obligation or liability being duly paid by such Loan Party in accordance with the terms of the Loan Documents); or
8.12. Any Loan Party shall become a Sanctioned Person or a Sanctioned Entity.

9.	RIGHTS AND REMEDIES.
1.Rights and Remedies
. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower Agent), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a)declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower;

(b)declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender hereunder to make Advances, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit;
(c)prepay in full the obligations in respect of the Orange County IRB Bonds; and
(d)exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Borrower.
2.Remedies Cumulative
. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, the PPSA, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
3.Appointment of a Receiver
. Agent may seek the appointment of a receiver, manager or receiver and manager (a “Receiver”) under the laws of Canada or any province thereof to take possession of all or any portion of the Collateral of any Loan Party or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a Receiver without the requirement of prior notice or a hearing. Any such Receiver shall, to the extent permitted by law, so far as concerns responsibility for his/her acts, be deemed agent of such Loan Party and not Agent and the Lenders, and Agent and the Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his/her servants or employees, absent the gross negligence or willful misconduct of the Agent or the Lenders as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral of any Loan Party, to preserve Collateral of such Loan Party or its value, to carry on or concur in carrying on all or any part of the business of such Loan Party and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral of such Loan Party. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including a Loan Party, enter upon, use and occupy all premises owned or occupied by a Loan Party wherein Collateral of such Loan Party may be situated, maintain Collateral of a Loan Party upon such premises, borrow money on a secured or unsecured basis and use Collateral of a Loan Party directly in carrying on such Loan Party’s business or as security for loans or advances to enable the Receiver to carry on such Loan Party’s business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by Agent, all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Agent. Every such Receiver may, in the discretion of Agent, be vested with all or any of the rights and powers of Agent and the Lenders. Agent may, either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this paragraph.

10.	WAIVERS; INDEMNIFICATION.
1.Demand; Protest; etc
. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Borrower may in any way be liable.
2.The Lender Group’s Liability for Collateral

. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the PPSA and this Agreement to the extent specifically applicable to the matters set forth in this Section 10.2, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) other than to the extent set forth in clause (a) above, all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.
3.Indemnification
. Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ compliance with the terms of the Loan Documents (provided, that, the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower or Guarantor shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability (a) that a court of competent jurisdiction in a final and non-appealable judgment determines to have resulted from the (i) gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents or (ii) material breach of its obligations under this Agreement by such Indemnified Person or its officers, directors, employees, attorneys, or agents, or (b) arising from any dispute solely among Indemnified Persons that does not involve an act or omission by a Loan Party and that is brought by an Indemnified Person against any other Indemnified Person (other than claims against Wells Fargo to the extent that it may be acting in a capacity as Lead Arranger or Agent). The obligation to reimburse any Indemnified Person for legal fees and expenses shall be limited to legal fees and expenses of one firm of counsel for all such Indemnified Persons and one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) and in the case of an actual or perceived conflict of interest as determined by the affected Indemnified Person, one counsel for such affected Indemnified Person). This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrowers or Agent, as the case may be, they shall be sent to the respective address set forth below:
If to Borrowers:            VOXX International Corporation
180 Marcus Boulevard
Hauppauge, New York 11788
Attn: Mr. Mike Stoehr
Fax No. 631-231-1370

with copies to:    Duane Morris LLP
1540 Broadway
New York, New York 10036
Attn: Laurence S. Hughes, Esq.
Fax No.: 212-202-6315

-and-

Levy, Stopol & Carmelo, LLP
1425 RXR Plaza
Uniondale, New York 11556
Attn: Robert Levy, Esq. and Larry Stopol, Esq.
Fax No.: 516-802-7008

If to Agent:    Wells Fargo Bank, National Association
100 Park Avenue
New York, New York 10017
Attn: Portfolio Manager
Fax No.: 212-545-4283

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
(a)THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(b)THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED

AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c)TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
1.Assignments and Participations.
(a)With the prior written consent of Borrower Agent, which consent of Borrower Agent shall not be unreasonably withheld, delayed or conditioned (provided, that, Borrower Agent shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within five (5) Business Days after having received notice thereof), and shall not be required (i) if a Default or an Event of Default has occurred and is continuing, or (ii) in connection with an assignment to a Person that is a Lender, or an Affiliate (other than individuals) of a Lender or an Related Fund and with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender, an Affiliate (other than individuals) of a Lender or an Related Fund, any Lender may assign and delegate to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”; provided, that, no Loan Party, Affiliate of a Loan Party or holder of any Indebtedness (other than the Obligations) of a Loan Party shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender or an Related Fund or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, that, Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower Agent and Agent by such Lender and the Assignee, (B) such Lender and its Assignee have delivered to Borrower Agent and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (C) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.
(b)From and after the date that Agent notifies the assigning Lender (with a copy to Borrowers) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such

Lender shall cease to be a party hereto and thereto); provided, that, nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).
(c)By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e)Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents without prior notice to, or the consent of, Agent or any Loan Party; provided, that, (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Borrower and its Subsidiaries and their respective businesses.
(g)Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
(h)Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Advances (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Advances to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Advances to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.
(i)In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.
(j)Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.
2.Successors
. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that, no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.
1.Amendments and Waivers.

(a)No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that, no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i)increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c),
(ii)postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(iii)reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),
(iv)amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(v)other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,
(vi)amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share”,
(vii)contractually subordinate (a) any of Agent’s Liens or (b) the Obligations to any other Indebtedness,
(viii)other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
(ix)amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii) or Section 2.4(e) or (f),
(x)amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee, or
(xi)amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Inventory, Eligible In-Transit Inventory, Eligible Trademarks or Eligible Real Property), that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definitions of Maximum Revolver Amount or Maximum Credit.
(b)No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders,
(c)No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrowers, and the Required Lenders,
(d)No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders,
(e)Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this

Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iv) and Section 2.3(g),
(f)Anything in this Section 14.1 to the contrary notwithstanding, Agent shall be permitted, without the consent of the Lenders, to make any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document that is solely for the purpose of clarification or correction and does not adversely affect any of the interests of the Lenders in the sole determination of Agent.
2.Replacement of Certain Lenders.
(a)If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.
(b)Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of the Letters of Credit). If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.
3.No Waivers; Cumulative Remedies
. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by each Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.
1.Appointment and Authorization of Agent
. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this

Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrowers and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrowers and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers or their Subsidiaries, the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
2.Delegation of Duties
. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
3.Liability of Agent
. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Borrower or its Subsidiaries.
4.Reliance by Agent
. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
5.Notice of Default or Event of Default
. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that, unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
6.Credit Decision
. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
7.Costs and Expenses; Indemnification
. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrowers and their Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Parent, Borrowers or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that, no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent promptly upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
8.Agent in Individual Capacity
. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.
9.Successor Agent
. Agent may resign as Agent upon thirty (30) days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower Agent (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower Agent (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower Agent, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above. The parties hereto acknowledge and agree that for the purpose of any security documents governed by Dutch law, any resignation by Agent is not effective until its contractual relationship under the Parallel Debt, including all of its rights and obligations thereunder, is transferred to a successor Agent. Agent will reasonably cooperate in assigning its rights and obligations under the Parallel Debt to the successor Agent and will reasonably cooperate in transferring all rights under the security documents governed by Dutch law to the successor Agent. The Agent that is resigning, successor Agent, and each relevant Loan Party shall execute all documents necessary to ensure that the successor Agent obtains valid Dutch law security similar to the previously existing Dutch security.
10.Lender in Individual Capacity
. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
11.Collateral Matters.
(a)The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower and no Subsidiary of Borrowers owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased to any Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement, or (v) having a value in the aggregate in any twelve (12) month period of less than $10,000,000, and to the extent Agent may release its Lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) or to sell or otherwise dispose of (or to consent to any such sale or other disposition of) all or any portion of the Collateral at any sale thereof conducted by Agent under the provisions of the Code or the PPSA (or equivalent law in the Netherlands), including pursuant to Sections 9-610 or 9-620 of the Code, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or under any bankruptcy or insolvency laws of Canada (including the BIA and the CCAA) or the Netherlands, or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (A) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (B) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or any Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that, (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Borrower in respect of) all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.
(b)Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by a Borrower or a Borrower’s Subsidiary or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.
12.Restrictions on Actions by Lenders; Sharing of Payments.
(a)Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or its Subsidiaries or any deposit accounts (other than accounts exclusively used for payroll) of any Borrower or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or other Person or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to

Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that, to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
13.Agency for Perfection
. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code, or in accordance with the PPSA, can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
14.Payments by Agent to the Lenders
. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.Concerning the Collateral and Related Loan Documents
. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider). Each member of the Lender Group authorizes Agent, at its option, to prepay in full the Orange County IRB upon an Event of Default.
16.Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information
. By becoming a party to this Agreement, each Lender:
(a)is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting any Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b)expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent a Borrower and its Subsidiaries and will rely significantly upon each Borrower’s and its Subsidiaries’ books and records, as well as on representations of each Borrower’s personnel,
(d)agrees to keep all Reports and other material, non-public information regarding each Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing: (A) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Borrower or any Subsidiary of any Borrower to Agent that has not been contemporaneously provided by any Borrower or its Subsidiaries to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (B) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of such Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Borrower or its Subsidiaries, Agent promptly shall provide a copy of same to such Lender, and (C) any time that Agent renders to Borrower Agent or any Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
17.Appointment for the Province of Québec
.
(a)Hypothecary Representative. For greater certainty, and without limiting the powers of Agent, each member of the Lender Group and each Bank Product Provider (collectively the” Secured Parties and individually a “Secured Party”) hereby irrevocably constitutes the Agent as the hypothecary representative within the meaning of Article 2692 of the Civil Code of Quebec in order to hold hypothecs and security granted by any Loan Party on property pursuant to the laws of the Province of Québec in order to secure obligations of any Loan Party hereunder and under the other Loan Documents. The execution by the Agent, acting as hypothecary representative prior to this Agreement of any deeds of hypothec or other security documents is hereby ratified and confirmed.
(b)Ratification of Hypothecary Representative by Successors and Assignees, etc. The constitution of the Agent as hypothecary representative shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any Secured Party’s rights and obligations under this Agreement by the execution of an assignment, including an Assignment and Acceptance or other agreement pursuant to which it becomes such assignee or participant, and by each successor Agent by the compliance with such formalities pursuant to which it becomes a successor Agent under this Agreement.
(c)Rights, etc. of Hypothecary Representative. The Agent acting as hypothecary representative shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of Agent in this Agreement, which shall apply mutatis mutandis to the Agent acting as hypothecary representative.
18.Several Obligations; No Liability
. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
19.Parallel Debt
. For the purposes of ensuring the validity and enforceability of any security rights governed by Dutch law,
(a)Klipsch irrevocably and unconditionally undertakes, as far as necessary in advance, to pay to Agent (in its own capacity and not as agent (gevolmachtigde), trustee or representative of any member of the Lender Group) an amount equal to the aggregate of all Principal Obligations from time to time due in accordance with the terms and conditions of such Principal Obligations (such payment undertaking and the obligations and liabilities which are the result thereof, Klipsch’s “Parallel Debt”);
(b)the Parallel Debt constitutes obligations and liabilities of Klipsch which are separate and independent from, and without prejudice to, the Principal Obligations and likewise the rights of the members of the Lender Group to receive payment of amounts payable under the Principal Obligations are several and are separate and independent from, and without prejudice to, the rights of the Agent to receive payment under the Parallel Debt and the Parallel Debt represents Agent’s own independent right to receive payment of the Parallel Debt from Klipsch, provided that the amounts which are due under the Parallel Debt under this provision shall always be equal to the amounts which are due from time to time under the Principal Obligations;
(c)the total amount due and payable in respect of the Principal Obligations shall be decreased to the extent that the Agent receives any amount in payment of the Parallel Debt, as if such amount were received by any member of the Lender Group in payment of the corresponding Principal Obligations;
(d)the total amount due and payable by Klipsch under the Parallel Debt shall be decreased to the extent that any member of the Lender Group receives any amount in payment of the Principal Obligations (other than by virtue of clause (c) above); and
(e)Agent shall distribute any amount received in payment of the Parallel Debt among the members of the Lender Group that are the creditors of the relevant Principal Obligations in accordance with the provisions of this Agreement as if received by it in payment of the relevant Principal Obligations.

16.	WITHHOLDING TAXES.
(a)All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrowers shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrowers will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers.
(b)Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.
(c)If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:
(i)if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (1) a “bank” as described in Section 881(c)(3)(A) of the IRC, (2) a ten percent (10%) shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (3) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);
(ii)if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;
(iii)if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv)if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or
(v)a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d)If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that, nothing in this Section 16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(e)If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or 16(d), if applicable. Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
(f)If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16(c) or 16(d) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(g)If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
(h)If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Taxes giving rise to such a refund), net of all reasonable out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to any Borrower or any other Person.

17.	GENERAL PROVISIONS.
1.Effectiveness
. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
2.Section Headings
. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
3.Interpretation
. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
4.Severability of Provisions
. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
5.Bank Product Providers
. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Any Borrower may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
6.Debtor-Creditor Relationship
. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
7.Counterparts; Electronic Execution
. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
8.Revival and Reinstatement of Obligations
. If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code (or under any bankruptcy or insolvency laws of Canada, including the BIA and the CCAA, or the Netherlands) relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
9.Confidentiality.
(a)Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by law, statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower Agent with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable law, statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)Anything in this Agreement to the contrary notwithstanding, Agent may (i) provide information (other than material, non-public information) concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services, and (ii) use the name, logos, and other insignia of Borrowers and Loan Parties and the Commitments provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of the Agent.
10.Lender Group Expenses
. Borrowers agree to pay any and all Lender Group Expenses on the earlier of (a) the first day of each month or (b) the date on which demand therefor is made by Agent and agrees that its obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.
11.Survival
. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.
12.Patriot Act
. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.
13.Anti-Money Laundering Legislation.
(a)Each Loan Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), Agent and Lenders may be required to obtain, verify and record information regarding each Loan Party, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Party, and the transactions contemplated hereby. Borrower Agent shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Agent, or any prospective assign or participant of a Lender or Agent, necessary in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
(b)If Agent has ascertained the identity of the Loan Party or any authorized signatories of the Loan Party for the purposes of applicable AML Legislation, then the Agent:
(i)shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and
(ii)shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
(c)Notwithstanding the provisions of this Section and except as may otherwise be agreed in writing, each Lender agrees that Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties and the Guarantors on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so.
14.Judgment Currency
. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into the currency of such jurisdiction (the "Judgment Currency") any amount due under this Agreement or any other Loan Document in any currency other than the Judgment Currency (the "Currency Due"), then conversion shall be made at the Exchange Rate at which Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency prevailing on the Business Day before the day on which judgment is given. In the event that there is a challenge with respect to Exchange Rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Agent of the amount due, Borrowers or Guarantors will, on the date of receipt by Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by Agent is the amount then due under this Agreement or any other Loan Document in the Currency Due. If the amount of the Currency Due which Agent is able to purchase is less than the amount of the Currency Due originally due to it, Borrowers and Guarantors shall indemnify and save Agent harmless from and against loss or damage arising as a result of such deficiency. The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement or any other Loan Document, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Agent from time to time and shall continue in full force effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.
15.Integration

. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
16.Parent as Agent for Borrowers
. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Borrower Agent”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Borrower Agent. Each Borrower hereby irrevocably appoints and authorizes the Borrower Agent (a) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, and (b) to take such action as the Borrower Agent deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (b) the Lender Group’s relying on any instructions of the Borrower Agent, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.16 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.
17.Quebec Interpretation
. For all purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the Code or PPSA shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”, (l) “joint and several” shall include solidary, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan”, and (r) “fee simple title” shall include “absolute ownership”.
18.English Language Only
. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated hereby be drawn up in the English language only and that all other documents contemplated hereunder or relating hereto, including notices, shall also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.
19.Acknowledgement and Consent to Bail-In of EEA Financial Institutions
. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
20.Keepwell
. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Loan Party hereunder and under any applicable Guaranty to honor all of its obligations hereunder and under any applicable Guaranty in respect of Swap Obligations (provided, that, each Qualified ECP Guarantor shall only be liable under this Section 17.20 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 17.20, or otherwise hereunder and under any applicable Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 17.20 shall remain in full force and effect until the Obligations shall have been paid in full (subject to the guarantee reinstatement provisions set forth in any applicable Guaranty). Each Qualified ECP Guarantor intends that this Section 17.20 constitute, and this Section 17.20 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

18.	ACKNOWLEDGMENT AND RESTATEMENT
1.Existing Obligations
. The Loan Parties hereby acknowledge, confirm and agree that, as of the date hereof , the Loan Parties are indebted to Agent (in its capacity as agent under the Existing Credit Agreement) and Existing Lenders in respect of extensions of credit under the Existing Credit Agreement in the aggregate principal amount of $71,000,000, and with respect to the Letters of Credit $995,931, in each case together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrowers to Agent (in its capacity as agent under the Existing Credit Agreement) and Existing Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.
2.Acknowledgment of Security Interests
. The Loan Parties hereby acknowledge, confirm and agree that Agent on behalf of Lenders and Bank Product Providers shall continue to have a security interest in and lien upon the assets of the Loan Parties constituting Collateral heretofore granted to Agent (in its capacity as agent under the Existing Credit Agreement)

pursuant to the Existing Loan Documents to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the other Loan Documents or otherwise granted to or held by Agent or any Lender. The Liens of Agent in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such Liens interests to Agent (in its capacity as agent under the Existing Credit Agreement) and Existing Lenders, whether under the Existing Loan Documents, this Agreement or any of the other Loan Documents.
3.Existing Loan Documents
. The Loan Parties hereby acknowledge, confirm and agree that: (a) the Existing Loan Documents have been duly executed and delivered by the Loan Parties and are in full force and effect as of the date hereof and (b) the agreements and obligations of the Loan Parties contained in the Existing Loan Documents constitute the legal, valid and binding obligations of the Loan Parties enforceable against the Loan Parties in accordance with their respective terms, and the Loan Parties have no valid defense to the enforcement of such obligations and (c) Agent on behalf of the Credit Parties is entitled to all of the rights and remedies provided for in favor of Agent (in its capacity as agent under the Existing Credit Agreement) and the Existing Lender in the Existing Loan Documents, as amended and restated by this Agreement. All Events of Default (as defined in the Existing Credit Agreement) under the Existing Credit Agreement are hereby waived, except to the extent any such Events of Default (as defined in the Existing Credit Agreement) that exist under the Existing Credit Agreement on the date hereof also would constitute Events of Default under this Agreement.
4.Restatement
. Except as otherwise stated in Section 18.2 and this Section 18.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Loan Documents are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Loan Documents. Except as provided below, the amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of any Loan Party evidenced by or arising under the Existing Loan Documents, and the Liens in the Collateral (as such term is defined herein) of Agent securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Agent for the benefit of the Lender Group. The principal amount of the loans and the amount of the Letters of Credit outstanding as of the date hereof under the Existing Loan Documents shall be allocated to the Advances and Letters of Credit hereunder in such manner and in such amounts as Agent shall determine.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

VOXX INTERNATIONAL CORPORATION

By: /s/Charles M. Stoehr
Name:    Charles M. Stoehr
Title:    Senior Vice President and CFO

VOXX ACCESSORIES CORP.
By: /s/Loriann Shelton

Name:    Loriann Shelton
Title:    CFO,Vice President,Secretary,Treasurer

VOXX ELECTRONICS CORP.
By: /s/Loriann Shelton
Name:    Loriann Shelton
Title:    CFOI, Vice President, Secretary

CODE SYSTEMS, INC.
By: /s/Charles M. Stoehr
Name:    Charles M. Stoehr
Title:    CFO

INVISION AUTOMOTIVE SYSTEMS INC.
By: /s/Charles M. Stoehr
Name:    Charles M. Stoehr
Title:     Vice President

KLIPSCH GROUP, INC.
By: /s/Charles M. Stoehr
Name:    Charles M. Stoehr
Title:    Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By: s/Robert H. Milhorat
Name:    Robert H. Milhorat
Title:    Director

CITIBANK, N.A., as Lender

By: /s/Mick Chow
Name:    Mick Chow
Title:    Authorized Signer

HSBC BANK USA, NATIONAL
ASSOCIATION, as Lender

By: /s/William Conlan
Name:    William Conlan
Title:    Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as

Lender

By: /s/Nadine Eames
Name:    Nadine Eames
Title:    Vice President

Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
“Account” means, as to each Loan Party, all present and future rights of such Loan Party to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.
“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.
“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
“Acquired Indebtedness” means Indebtedness of a Person whose assets or Stock is acquired by a Borrower or any of its Subsidiaries in a Permitted Acquisition; provided, that, such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.
“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.
“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.
“Advances” means, collectively, the revolving loans made pursuant to Section 2.1(a) of the Agreement, the Swing Loans, the Overadvances and the Protective Advances.
“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, that, for purposes of the definition of Eligible Accounts and Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly ten percent (10%) or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or ten percent (10%) or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
“Agent” has the meaning specified therefor in the preamble to the Agreement.
“Agent Payment Account” means the Deposit Account of Agent identified on Schedule A-1.
“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
“Agent’s Liens” means the Liens granted by any Borrower or its Subsidiaries to Agent under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means, (a) with respect to (i) Base Rate Loans comprising of Term Loans, 3.25% and (ii) LIBOR Rate Loans comprising of Term Loans, 4.25% and (b) with respect to Base Rate Loans (other than Term Loans) and LIBOR Rate Loans (other than Term Loans), the applicable percentage (on a per annum basis) set forth below based on the Quarterly Average Excess Availability for the immediately preceding fiscal quarter:

Tier	Quarterly Average Excess Availability	Applicable LIBOR Rate Margin	Applicable Base Rate Margin
1	Greater than $50,000,000	1.75%	0.75%
2	Greater than or equal to $25,000,000 but less than or equal to $50,000,000	2.00%	1.00%
3.	Less than $25,000,000	2.25%	1.25%
provided, that, with respect to clause (b) above, (i) the Applicable Margin shall be calculated and established once every fiscal quarter and shall remain in effect until adjusted for the next fiscal quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of each such fiscal quarter based on the Quarterly Average Excess Availability for the immediately preceding fiscal quarter, (iii) notwithstanding anything to the contrary contained herein, the Applicable Margin through August 31, 2017, shall be the amount for Tier 2 set forth above and (iv) in the event that Borrower fails to provide any Borrowing Base Certificate or other information with respect thereto for any period on the date required hereunder, effective as of the date on which such Borrowing Base Certificate or other information was otherwise required, at Agent’s option, the Applicable Margin shall be based on the highest rate above until the next Business Day after a Borrowing Base Certificate or other information is provided for the applicable period at which time the Applicable Margin shall be adjusted as otherwise provided herein. In the event that at any time after the end of any fiscal quarter the Quarterly Average Excess Availability for such fiscal quarter used for the determination of the Applicable Margin was greater than the actual amount of the Quarterly Average Excess Availability for such fiscal quarter as a result of the inaccuracy of information provided by or on behalf of Borrowers to Agent for the calculation of Excess Availability, the Applicable Margin for such period shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent. The foregoing shall not be construed to limit the rights of Agent or Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.
“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement during the continuance thereof, or (c) an Event of Default under Section 8.4 or 8.5 of the Agreement.
“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.
“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Borrower Agent to Agent.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations)).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements. In no event shall “Bank Products” be construed to include the Best Buy Receivables Purchase Agreement, the Wal-Mart Receivables Purchase Agreement or any other receivables purchase agreement nor shall any obligations of the Loan Parties under such arrangements be deemed to be secured under the Loan Documents.
“Bank Product Agreements” means those agreements entered into from time to time by a Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Loan Party to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Borrower; provided, that, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, (i) if the applicable Bank Product Provider is Wells Fargo or its Affiliates, then, if requested by Agent, Agent shall have received a Bank Product Provider Letter Agreement within ten (10) days after the date of such request, or (ii) if the applicable Bank Product Provider is any other Person, the initial Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Letter Agreement within ten (10) days after the date of the provision of the initial Bank Product to a Borrower (which Agent shall countersign).
“Bank Product Provider” means any Lender or any of its Affiliates; provided, that, (a) no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Bank Product within ten (10) days after the provision of such Bank Product to a Loan Party and (b) if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.
“Bank Product Provider Letter Agreement” means a letter agreement in substantially the form attached hereto as Exhibit B-2, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Agent has determined it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Borrowers in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Base Rate” means the greatest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one (1) month and shall be determined on a daily basis), plus one percent (1.00%), and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
“Base Rate Loan” means each portion of the Advances or Term Loans that bears interest at a rate determined by reference to the Base Rate.
“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years or, with respect to a Canadian Guarantor, any Canadian Pension Plan.
“Best Buy” means, collectively, together with their successors and assigns, Best Buy Co., Inc., a Minnesota corporation and its Subsidiaries and Affiliates.
“Best Buy Intercreditor Agreement” means the Lien Release and Assignment of Proceeds Agreement, dated as of the date hereof, among Agent, Parent and Best Buy Receivables Purchaser, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
“Best Buy Receivables” means any and all Accounts of any Borrower with respect to which Best Buy is the account debtor arising from the sale by any Borrower of goods and services to Best Buy, together with the Citibank Receivables (as defined in the Best Buy Intercreditor Agreement), and with respect to each of the foregoing, all proceeds thereof.
“Best Buy Receivables Purchase Agreement” means the Supplier Agreement, dated January, 14, 2014, between Best Buy Receivables Purchaser and Parent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
“Best Buy Receivables Purchase Agreements” means, collectively (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (i) the Best Buy Receivables Purchase Agreement; (ii) the Best Buy Intercreditor Agreement; and (iii) the other agreements, documents and instruments executed and/or delivered in connection with any of the foregoing.
“Best Buy Receivables Purchaser” means Citibank, N.A., in its individual capacity, as the purchaser of the Citibank Receivables (as defined in the Best Buy Intercreditor Agreement) and under the Best Buy Receivables Purchase Agreement.
“BIA” means the Bankruptcy and Insolvency Act (Canada), R.S.C. 1985, c. B-3, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.
“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.
“Borrower Agent” has the meaning specified therefor in Section 17.16 of the Agreement.
“Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.
“Borrowing Base” means, at any time, the amount equal to:

(a)	the amount equal to eighty-five percent (85%) of the amount of Eligible Accounts of each Borrower, each Canadian Guarantor and Dutch Guarantor, plus

(b)
the amount equal to the lesser of (i) sixty-five percent (65%) multiplied by the Value of Eligible Inventory of each Borrower, each Canadian Guarantor and Dutch Guarantor or (ii) eighty-five percent (85%) of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, plus

(c)	the Real Property Availability, minus

(d)	the aggregate amount of reserves, if any, established by Agent under Section 2.1(f) of the Agreement.
“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
“Canadian Guarantors” means, collectively, the following (together with their respective successors and assigns): (a) Audio Products International Corp., a corporation formed under the laws of the Province of Ontario and (b) Audiovox Canada Limited, a corporation formed under the laws of the Province of Ontario; each sometimes being referred to herein as a “Canadian Guarantor”.
“Canadian Pension Plan” means any plan, program or arrangement that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a Province thereof, whether or not registered under any such laws, which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or Guarantor in respect of any Person’s employment in Canada with such Borrower or Guarantor.
“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed; provided, that, (a) any Capital Expenditures made by such Person related to the construction and/or renovation of or improvements to the Real Property located at 180 Marcus Boulevard, Hauppage, New York in an amount not to exceed $389,000 during the 2016 fiscal year and in amount not to exceed $5,000,000 during the 2017 fiscal year and (b) any Capital Expenditures made by such Person during the 2016 fiscal year in connection with the Orange County Real Property or in connection with the information technology upgrade of the Loan Parties (which are equal to the aggregate amount of $11,859,000), in each case, shall not be included in the calculation of the Fixed Charge Coverage Ratio.
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Dominion Event” means at any time (a) an Event of Default exists or has occurred and is continuing, (b) Excess Availability is less than twelve and one-half percent (12.5%) of the Maximum Revolver Amount for any five (5) consecutive day period, or (c) Excess Availability is less than ten percent (10%) of the Maximum Revolver Amount at any time. The occurrence of a Cash Dominion Event shall be deemed to exist and to be continuing notwithstanding that Excess Availability may thereafter exceed the amount set forth in the preceding sentence unless and until Excess Availability exceeds twelve and one-half percent (12.5%) of the Maximum Revolver Amount for thirty (30) consecutive days, in which event a Cash Dominion Event shall no longer be deemed to exist or be continuing until such time as Excess Availability may again be less than such amount for any five (5) consecutive day period or less than ten (10%) of the Maximum Revolver Amount at any time; provided, that, a Cash Dominion Event may not be cured as contemplated by this sentence more than four (4) times during the term of this Agreement.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
“CCAA” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c.C-36, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.
“Change of Control” means
(a) at any time that the Permitted Holders are not directly or indirectly the “beneficial owner” of at least thirty percent (30%) of the total voting power of Stock of Parent then outstanding entitled to vote generally in elections of directors of Parent;

(b) any “person” or “group” (as such terms are used in Rule 13d-5 of the Exchange Act, and Sections 13(d) and 14(d) of the Exchange Act) of persons, other than the Permitted Holders, becomes, directly or indirectly, in a single transaction or in a related series of transactions, the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act) of a greater percentage than is owned by the Permitted Holders of the total voting power of Stock of Parent then outstanding entitled to vote generally in elections of directors of Parent;
(c) the Continuing Directors shall cease for any reason to constitute a majority of the Board of Directors of Parent then in office;
(d) except as otherwise expressly permitted herein, Parent shall cease to be the direct or indirect holder and owner of one hundred percent (100%) of the Stock of the other Loan Parties.
“Closing Date” means the date of the making of the initial Advance (or other extension of credit) under the Agreement.
“Code” means the New York Uniform Commercial Code, as in effect from time to time.
“Collateral” means all assets and interests in assets (other than the real property located in Hope, Arkansas which is owned by Klipsch on the Closing Date) and proceeds thereof now owned or hereafter acquired by a Loan Party in or upon which a Lien is granted by such Loan Party in favor of Agent or the Lenders under any of the Loan Documents.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in a Borrower’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.
“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).
“Commitment” means, with respect to each Lender, its Revolver Commitment or its Term Loan Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments or Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower Agent to Agent.
“Compliance Period” means the period commencing on the date on which Excess Availability is less than twelve and one-half percent (12.5%) of the Maximum Revolver Amount and ending on the date on which Excess Availability has been equal to or greater than twelve and one-half percent (12.5%) of the Maximum Revolver Amount for any consecutive thirty (30) day period thereafter.
“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.
“Continuing Director” means (a) any member of the Board of Directors of Parent who was a director (or comparable manager) on the Closing Date, after giving effect to the execution and delivery of this Agreement and the other transactions contemplated hereby to occur on such date, and (b) any individual who becomes a member of the Board of Directors of Parent after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
“Controlled Account Agreement” has the meaning specified therefor in the Security Agreement.
“Controlled Foreign Corporation” or “controlled foreign corporation” means a controlled foreign corporation (as that term is defined in the IRC).
“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.
“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
“Danish Guarantor” means Klipsch Group Europe - Denmark, a company organized under the laws of Denmark, and its successors and assigns.
“DCC” means Dutch Civil Code.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within one (1) Business Day of the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement) unless such Lender notifies Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified any Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement (unless such writing relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit (unless such public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) failed, within one (1) Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Agent and the Borrower Agent), (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent, (ii) becomes the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) becomes the subject of a Bail-in Action or has a parent that has becomes the subject of a Bail-in Action.

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Applicable Margin for Base Rate Loans applicable thereto).
“Deposit Account” means any deposit account (as that term is defined in the Code).
“Designated Account” means the Deposit Account of Borrower Agent identified on Schedule D-1.
“Designated Account Bank” has the meaning specified therefor in Schedule D-1.
“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior ninety (90) consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.
“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of five percent (5%).
“Dollars” or “$” means United States dollars.
“Dutch Guarantor” means Klipsch Group Europe B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Leiden, the Netherlands, registered with the trade register (handelsregister) of the Dutch chamber of commerce (Kamer van Koophandel) under number 28082794, and its successors and assigns.
“EBITDA” means, with respect to any fiscal period, the consolidated net earnings (or loss) of the Loan Parties (other than the Mexican Guarantor), the Specified Subsidiaries and Eyelock LLC (and with respect to Eyelock LLC, in an amount equal to the ownership percentage of the Loan Parties in such entity multiplied by such net earnings (or loss) of such entity), minus extraordinary gains and interest income (other than interest income derived during fiscal year 2016 from amounts payable by Eyelock Inc. to the Loan Parties related to the acquisition by Eyelock LLC of certain assets of Eyelock, Inc.), plus without duplication, the sum of the following amounts of the Loan Parties (other than the Mexican Guarantor), the Specified Subsidiaries and Eyelock LLC (and with respect to Eyelock LLC, in an amount equal to the ownership percentage of the Loan Parties in such entity multiplied by the below amounts attributable to such entity) to the extent deducted in determining consolidated net earnings (or loss) for such period: (a) non-cash extraordinary losses, (b) interest expense, (c) income taxes, (d) non-cash charges related to goodwill impairment and impairment of non-cash intangibles, (e) closing costs and expenses incurred in connection with the credit facility related to this Agreement and the transactions contemplated hereby, (f) depreciation and amortization of the Loan Parties (other than the Mexican Guarantor), the Specified Subsidiaries and Eyelock LLC for such period, (g) Stock-based compensation expense, (h) fiscal year 2016 severance expense in an amount not to exceed $1,815,000, (i) currency devaluation/fluctuation loss or expense relating to Venezuela in an amount not to exceed $3,200,000 in the aggregate for fiscal year 2017 and any fiscal year thereafter, (j) expenses related to the closing of the Venezuela operations for fiscal year 2016 and expenses related to the closing of the Mexican operations for fiscal year 2017 in an aggregate amount not to exceed $150,000, (k) costs (including settlement payments) and expenses relating to Technicolor lawsuits for fiscal year 2016 and fiscal year 2017 in an aggregate amount not to exceed $3,140,000, (l) LIBOR breakage costs, if any, under the Existing Credit Agreement on the Closing Date, (m) costs (including settlement payments) and expenses incurred during fiscal year 2016 relating to the Klipsch counterfeit lawsuit(s) in an aggregate amount not to exceed $459,000, (n) closing/transaction costs incurred during fiscal year 2016 relating to the investment by Parent in Eyelock LLC and the acquisition by Eyelock LLC of certain assets of Eyelock, Inc. in an aggregate amount not to exceed $1,095,000 and (o) moving costs and expenses of one or more of the Loan Parties incurred during fiscal year 2016 relating to the move from 2822 Commerce Park Dr # 400, Orlando, FL 32819 and 3001 Directors Row, Orlando, FL 32809 to the Orange County Real Property which is owned by Voxx HQ LLC in an aggregate amount not to exceed $250,000, minus the bargain purchase gain in the amount $4,678,000 related to the acquisition of Eyelock LLC for less than fair value, and, in each case, determined on a consolidated basis in accordance with GAAP. For purposes of calculating the covenant set forth in Section 7.1 of the Agreement, any cash received by the Loan Parties (other than the Mexican Guarantor) from Subsidiaries of the Parent that are not Loan Parties during the applicable period shall be included as net earnings of the Loan Parties.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Accounts” means those Accounts created by any Borrower, any Canadian Guarantor or Dutch Guarantor in the ordinary course of its business, that arise out of the sale of goods or rendition of services by such Borrower, Canadian Guarantor or Dutch Guarantor, as the case may be, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded from being Eligible Accounts as a result of the failure to satisfy any of the criteria set forth below; provided, that, that such criteria may be revised from time to time by Agent in its Permitted Discretion to address the results of any field examination by or on behalf of Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, taxes, discounts, credits, allowances, rebates and unapplied cash. Eligible Accounts shall not include the following:
(a)Accounts that the Account Debtor has failed to pay within one hundred and twenty (120) days of original invoice date (but with respect to Best Buy Co., Inc., Pro Source Group or Costco, within one hundred and thirty five (135) days of the original invoice date), or within sixty (60) days of the original due date or Accounts with payment terms of more than one hundred and twenty (120) days,
(b)Accounts owed by an Account Debtor (or its Affiliates) where fifty percent (50%) or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,
(c)Accounts with respect to which the Account Debtor is an Affiliate of a Borrower, a Canadian Guarantor or Dutch Guarantor or an employee or agent of a Borrower, a Canadian Guarantor or Dutch Guarantor or any of their Affiliates,
(d)Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,
(e)Accounts that are not payable in Dollars, Canadian dollars, British pounds sterling or euros,
(f)in connection with Accounts owing to any Borrower or Canadian Guarantor, Accounts with respect to which the Account Debtor (i) does not maintain its chief executive office in, or is not organized under the laws of the United States (or any State thereof) or Canada (or any Province or Territory thereof), or (ii) is the government of any foreign country (other than Canada) or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, except, as to any of the Accounts owing to any Borrower or Canadian Guarantor that would not be Eligible Accounts solely as a result of the failure to satisfy the conditions in clauses (i) or (ii) above, if the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent,
(g)in connection with Accounts owing to Dutch Guarantor, (i) Accounts with respect to which the Account Debtor does not maintain its chief executive office in, or is not organized under the laws of a jurisdiction set forth in Schedule E-4, (ii) Accounts that arise from an agreement (A) governed by the laws of a jurisdiction other than the laws of the Netherlands or the State of Indiana, or (B) that contains an anti-assignment clause or any other limitation or condition to the grant of a security interest or other Lien or interest in any such Accounts or provides that the grant thereof would constitute a default or breach of any such agreement, (iii) Accounts that are not pledged pursuant to the Dutch deed of pledge, dated on or about the date of this Agreement, by and between Dutch Guarantor and Agent, or (iv) Accounts with respect to which the Account Debtor is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, except, as to any of the Accounts owing to Dutch Guarantor that would not be Eligible Accounts solely as a result of the failure to satisfy the conditions in clauses (i), (ii) or (iii) above, if the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent,
(h)Accounts with respect to which the Account Debtor is either (i) the United States or Canada, or any department, agency, or instrumentality thereof (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727 or the Financial Administration Act (Canada) or any other similar Provincial, Territorial or local law, as applicable), or (ii) any state of the United States or province or territory of Canada,
(i)Accounts with respect to which the Account Debtor is a creditor of a Borrower, a Canadian Guarantor or Dutch Guarantor, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,
(j)Accounts with respect to an Account Debtor (other than Wal-Mart Stores, Inc., Best Buy Co., Inc., HH Gregg Distributing LLC, Amazon, Ford Motor Company and Target) whose total obligations owing to Borrowers exceed ten percent (10%) (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage, or in the case of Wal-Mart Stores, Inc., to the extent of the obligations owing by such Account Debtor in excess of twenty percent (20%) of all Eligible Accounts, or in the case of Best Buy Co., Inc., to the extent of the obligations owing by such Account Debtor in excess of twenty five percent (25%) of all Eligible Accounts , or in the case of each of HH Gregg Distributing LLC, Amazon, Ford Motor Company or Target, to the extent of the obligations owing by each of such Account Debtors in excess of fifteen percent (15%) of all Eligible Accounts (in each case, as to Wal-Mart Stores, Inc., Best Buy Co., Inc., HH Gregg Distributing LLC, Amazon, Ford Motor Company or Target such percentage being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates); provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed any of the foregoing percentages shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
(k)Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower, a Canadian Guarantor or Dutch Guarantor has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
(l)Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,
(m)Accounts that are not subject to a valid and perfected first priority Agent’s Lien,
(n)Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,
(o)Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,
(p)Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrowers, Canadian Guarantors or Dutch Guarantor, as applicable, of the subject contract for goods or services;
(q)Accounts with respect to which the Account Debtor’s obligation does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms,
(r)Accounts in connection with which any Borrower, Canadian Guarantor, Dutch Guarantor, as applicable, or any other party to such Account is in default in the performance or observance of any of the terms thereof in any material respect, or

(s)Accounts for which and to the extent that the prospect of payment or performance by the Account Debtor is or will be impaired as determined by the Agent in its Permitted Discretion.
“Eligible In-Transit Inventory” means Inventory owned by any Borrower, any Canadian Guarantor or Dutch Guarantor that otherwise satisfies the criteria for Eligible Inventory set forth herein but is located outside of the United States of America, Canada and the Netherlands (and in international or local waters) and which is in transit to either the premises of a Freight Forwarder in the United States of America, Canada or the Netherlands or the premises of a Borrower, a Canadian Guarantor or Dutch Guarantor in the United States of America, Canada or the Netherlands which are either owned and controlled by such Borrower, Canadian Guarantor or Dutch Guarantor or leased or used by such Borrower, Canadian Guarantor or Dutch Guarantor (but only if Agent has received a Collateral Access Agreement duly authorized, executed and delivered by such Freight Forwarder or the owner and lessor of such leased premises, as the case may be, by not later than the date provided in clause (b) below), provided, that,
(a) Agent has a first priority perfected Lien upon such Inventory and all documents of title with respect thereto (other than with respect to possessory Liens of Freight Forwarders and carriers for which reserves under the Borrowing Base have been established),
(b) such Inventory either (i) is the subject of a negotiable bill of lading (A) in which Agent is named as the consignee (either directly or by means of endorsements), (B) that was issued by the carrier respecting such Inventory that is subject to such bill of lading, and (C) that is in the possession of Agent or the Freight Forwarder (or, in the case of Inventory purchased with and subject to a Letter of Credit issued hereunder, in the possession of the Issuing Lender or the Underlying Issuer, as applicable) handling the importing, shipping and delivery of such Inventory, in all cases, acting on Agent’s behalf subject to a Collateral Access Agreement duly authorized, executed and delivered by such Freight Forwarder by not later than thirty (30) days after the Closing Date, or (ii) is the subject of a negotiable forwarder’s cargo receipt and such cargo receipt on its face indicates the name of the freight forwarder as a carrier or multimodal transport operator and has been signed or otherwise authenticated by it in such capacity or as a named agent for or on behalf of the carrier or multilmodal transport operator, in any case respecting such Inventory and either (A) names Agent as the consignee (either directly or by means of endorsements), or (B) is in the possession of Agent or the Freight Forwarder handling the importing, shipping and delivery of such Inventory, in all cases, acting on Agent’s behalf subject to a Collateral Access Agreement duly authorized, executed and delivered by such Freight Forwarder by not later than thirty (30) days after the Closing Date,
(c) such Borrower, Canadian Guarantor or Dutch Guarantor, as applicable, has title to such Inventory, and Agent shall have received such evidence thereof as it may from time to time require,
(d) Agent shall have received, by not later than thirty (30) days after the Closing Date, a Collateral Access Agreement, duly authorized, executed and delivered by the Freight Forwarder located in the United States of America handling the importing, shipping and delivery of such Inventory,
(e) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, reasonably satisfactory to Agent in its Permitted Discretion, and Agent shall have received a copy of the certificate of marine cargo insurance in connection therewith in which it has been named as an additional insured and loss payee in a manner reasonably acceptable to Agent,
(f) Agent shall have received (i) a certificate duly executed and delivered with the Borrowing Base Certificate by an Authorized Person of Borrower Agent certifying to Agent that, to the best of the knowledge of Borrowers, Canadian Guarantors and Dutch Guarantor, such Inventory meets all of such Borrower’s, Canadian Guarantor’s or Dutch Guarantor’s representations and warranties contained herein concerning Eligible In-Transit Inventory and that the shipment as evidenced by the documents conforms to the related order documents, and (ii) upon Agent’s request, a copy of the invoice, packing slip and manifest with respect thereto, and
(g) such Inventory shall not have been in transit for more than sixty (60) days.

Provided, that, anything to the contrary above notwithstanding, inventory to be purchased by any Borrower, any Canadian Guarantor or Dutch Guarantor located outside of the United States of America, Canada or the Netherlands (as to the applicable Borrower or Guarantor) which is not yet owned by any such Borrower or Guarantor or in transit to the premises of a Freight Forwarder or such Borrower or Guarantor as provided above, shall be deemed to be Eligible In-Transit Inventory, so long as (i) such inventory would satisfy the criteria for Eligible In-Transit Inventory upon its purchase by such Borrower or Guarantor and the shipment of it to such Borrower or Guarantor, (ii) such inventory is subject to a Letter of Credit for the payment of the purchase price thereof (which Letter of Credit is on terms and conditions satisfactory to Issuing Lender  and Underlying Issuer, including that any draw thereunder requires the presentation and delivery of a bill of lading or freight forwarders cargo receipt as provided in clause (b) above) and (iii) so long as the inventory to be purchased with such Letter of Credit satisfies each of the criteria set forth above within thirty (30) days after such Letter of Credit is issued.
“Eligible Inventory” means Inventory consisting of first quality finished goods held for sale in the ordinary course of the business of any Borrower, any Canadian Guarantor or Dutch Guarantor and raw materials for such finished goods, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, that is not excluded from being Eligible Inventory as a result of the failure to satisfy any of the criteria set forth below; provided, that, that such criteria may be revised from time to time by Agent in its Permitted Discretion to address the results of any field examination by or on behalf of Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market, with cost determined on a weighted moving average basis or on a standard cost basis, as applicable, consistent with the current practices of the Borrowers, any Canadian Guarantor or Dutch Guarantor, as applicable, without regard to intercompany profit or increases for currency exchange rates. An item of Inventory shall not be included in Eligible Inventory if:
(t)a Borrower, a Canadian Guarantor or Dutch Guarantor, as applicable, does not have good, valid, and marketable title thereto (other than with respect to possessory Liens of third parties in possession of such Inventory for which reserves under the Borrowing Base have been established, and other than as set forth in the last paragraph of the definition of Eligible In-Transit Inventory),
(u)a Borrower, a Canadian Guarantor or Dutch Guarantor, as applicable, does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Borrowers, such Canadian Guarantor or Dutch Guarantor),
(v)it is not located at one of the locations in the continental United States, Canada or the Netherlands set forth on Schedule E-1 (or in-transit from one such location to another such location) unless such Inventory is Eligible In-Transit Inventory,
(w)it is in-transit to or from a location of a Borrower, a Canadian Guarantor or Dutch Guarantor, as applicable (other than in-transit from one location set forth on Schedule E-1 to another location set forth on Schedule E-1) unless such Inventory is Eligible In-Transit Inventory,
(x)it is located on real property leased by a Borrower, a Canadian Guarantor or Dutch Guarantor, as applicable, or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, by not later than ninety (90) days after the Closing Date or subject to a reserve established by Agent pursuant to Section 2.1(f)(ix) of the Agreement, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,
(y)it is the subject of a bill of lading or other document of title other than Eligible In-Transit Inventory,
(z)it is not subject to a valid and perfected first priority Agent’s Lien under the laws of the United States, Canada or the Netherlands, as applicable (other than with respect to possessory Liens of Freight Forwarders and carriers for which reserves under the Borrowing Base have been established),
(aa)it is subject to a Lien other than the Lien of Agent and those permitted in clauses (b), (c), (e), (g) or (p) of the definition of the term Permitted Liens (but as to Liens referred to in clause (c) and (p) only to the extent that Agent has established a reserve in respect thereof) and any other Liens permitted under this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent between the holder of such Lien and Agent;

(ab)it consists of goods returned or rejected by a customer of a Borrower, a Canadian Guarantor or Dutch Guarantor, as applicable,
(ac)it consists of goods that are obsolete or slow moving, restrictive or custom items, not in good condition, not either currently usable or currently saleable in the ordinary course of any such Borrower’s, such Canadian Guarantor’s or Dutch Guarantor’s business or does not meet all material standards imposed by any governmental authority having regulatory authority over such item of Inventory, its use or its sale, work-in-process, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in such Borrower’s, such Canadian Guarantor’s or Dutch Guarantor’s business, bill and hold goods, defective goods, “seconds,” Inventory consigned to a third party for sale or Inventory acquired on consignment,
(ad)it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights,
(ae)it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition and, in any event, as soon as practicable (in Agent’s Permitted Discretion) upon the written request of Borrower Agent), or
(af)it is subject to the claims of a supplier pursuant to Section 81.1 of the BIA or any applicable Provincial or Territorial laws granting revendication or similar rights to unpaid suppliers to the extent of such claims.
“Eligible Real Property” means Real Property owned by any Loan Party organized under the laws of the United Stated in fee simple on the date of the Agreement which is listed on Schedule E-2 hereto and included in the most recent appraisal of Real Property received by Agent prior to the Closing Date, which complies with each of the representations and warranties respecting Eligible Real Property made in the Loan Documents, and that is not excluded as ineligible pursuant to one or more of the criteria set forth below; provided, that, such criteria may be revised from time to time by the Agent in its Permitted Discretion to address the results of any appraisal performed by (or on behalf of) the Agent from time to time after the Closing Date. In general, Eligible Real Property shall not include:
(a) Real Property which is not owned by such Loan Party;
(b) Real Property subject to a Lien in favor of any person other than Agent, except the existing Liens on the Orange County Real Property arising pursuant to the Orange County IRB Documents (as in effect on the date hereof) and those permitted hereunder that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent between the holder of such Lien and Agent or are otherwise acceptable to Agent);
(c) Real Property that is not located in the United States of America;
(d) Real Property that is not subject to a valid and perfected first priority Agent’s Lien pursuant to a Mortgage and such other documents as Agent may reasonably request, except with respect to the Orange County Real Property, which shall be subject to a second priority Agent’s Lien while the Orange County IRB Mortgage is in effect;
(e) Real Property where the Agent reasonably determines that issues relating to compliance with Environmental Laws adversely affect in any material respect the value thereof or the ability of Agent to sell or otherwise dispose thereof (but subject to the right of Agent to establish reserves in its Permitted Discretion after the date hereof to reflect such adverse affect);
(f) Real Property improved with residential housing; or
(g) Real Property for which the applicable Loan Party has not delivered to Agent, title insurance, a survey, zoning report, flood certificate, flood insurance in accordance with Section 5.6(b) hereof, environmental studies and other real estate items as required by FIRREA, each of which shall be reasonably satisfactory to Agent.

“Eligible Trademarks” means the Trademarks registered under the laws of the United States owned by any Loan Party organized under the laws of any jurisdiction in the United States and included in the most recent appraisal of Trademarks received by Agent prior to the Closing Date, which complies with each of the representations and warranties respecting Eligible Trademarks made in the Loan Documents, and that is not excluded as ineligible pursuant to one or more of the criteria set forth below. In general, such Trademarks shall be Eligible Trademarks if:
(a) such Trademarks are in full force and effect;
(b) such Loan Party owns the sole, full and clear title thereto;
(c) such Trademarks are subject to the first priority, valid and perfected security interest of Agent and is not subject to any other Liens of any nature whatsoever, except for any licenses or junior encumbrances expressly permitted hereunder;
(d) such Trademarks are not presently subject to any infringement or unauthorized use or claims that would adversely affect the fair market value thereof in any material respect or the benefits of this Agreement granted to Agent with respect thereto, including, without limitation, the validity, priority or perfection of the Lien granted herein or the remedies of Agent hereunder;
(e) there are no facts, events or occurrences which would impair the validity, enforceability or usability of such Trademarks; and
(f) Agent shall have received the following items, each in form and substance reasonably satisfactory to Agent with respect to such Trademarks: (i) the Trademark Security Agreement, duly authorized, executed and delivered by the applicable Loan Parties in favor of Agent; and (ii) a written appraisal, in form, scope and methodology reasonably acceptable to Agent and performed by an appraiser reasonably acceptable to Agent, addressed to Agent and upon which Agent and Lenders are expressly permitted to rely; and (iii) all consents, waivers, acknowledgments, agreements and approvals from third parties which Agent may reasonably deem necessary or desirable in accordance with their policies and practices.
“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $1,000,000,000, (d) any Affiliate (other than individuals) of a pre-existing Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrowers (such approval by Borrowers not to be unreasonably withheld, conditioned or delayed), and (f) during the continuation of an Event of Default, any other Person approved by Agent.
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.
“Environmental Compliance Reserves” means, with respect to Eligible Real Property, any reserve which Agent, from time to time in its Permitted Discretion may establish for estimable amounts that are reasonably likely to be expended by any of the Borrowers or Guarantors in order for such Borrower or Guarantor and its operations and property (a) to comply with any notice from a Governmental Authority asserting non-compliance with Environmental Laws, (b) to correct any such non-compliance with Environmental Laws, or (c) to remedy any condition disclosed in the Phase I Environmental Assessments delivered to the Agent on or prior to the Closing Date.
“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means, as to each Loan Party, all of such Loan Party’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Borrower or any of its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Borrower or any of its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of any Borrower or any of its Subsidiaries under IRC Section 414(o).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.
“Excess Availability” means, as of any date of determination, the amount equal to (a) the lesser of the Borrowing Base (taking into consideration for this purpose the amount of the limits on Revolver Usage set forth in Sections 2.1(c) and 2.1(d), to the extent applicable) or the Maximum Revolver Amount minus (b) Revolver Usage minus (c) past due payables in excess of $2,000,000 that are past due by more than sixty (60) days (and with the due date determined in accordance with customary practices and other than payables being contested or disputed by Borrowers in good faith) plus (d) Qualified Cash of up to $10,000,000.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Exchange Rate” means the prevailing spot rate of exchange of such bank as Agent may reasonably select for the purpose of conversion of one currency to another, at or around 11:00 a.m. New York time, on the date on which any such conversion of currency is to be made under this Agreement.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such guaranty of such Loan Party or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of March 14, 2012, among Wells Fargo, as administrative and collateral agent, the lenders party thereto, Parent and certain of its subsidiaries.
“Existing Letters of Credit” means those letters of credit described on Schedule E-3 to the Agreement.
“Existing Loan Documents” means, collectively (as from time to time heretofore amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Existing Credit Agreement and (b) all agreements, documents and instruments at any time executed and/or delivered in connection therewith, or related thereto.
“Extraordinary Receipts” means any payments received by any Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of such Borrower or any of its Subsidiaries, or (ii) received by such Borrower or any of its Subsidiaries as reimbursement for any payment previously made to such Person), and (c) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreement.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means that certain fee letter, dated as of even date with the Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.
“Fixed Charges” means, with respect to any fiscal period and with respect to the Loan Parties (other than the Mexican Guarantor), Eyelock LLC and the Specified Subsidiaries determined on a consolidated basis in accordance with GAAP (and with respect to Eyelock LLC, in an amount equal to the ownership percentage of the Loan Parties in such entity multiplied by the below amounts attributable to such entity), the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness (including amortization in respect of the Real Property Availability) that are required to be paid during such period, and (c) all federal, state, and local income taxes paid during such period (net of any tax refunds received in cash during such period), and (d) all Restricted Junior Payments paid (whether in cash or other property, other than common Stock) during such period.
“Fixed Charge Coverage Ratio” means, with respect to the Loan Parties (other than the Mexican Guarantor), the Specified Subsidiaries and Eyelock LLC (and with respect to Eyelock LLC, in an amount equal to the ownership percentage of the Loan Parties in such entity multiplied by the below amounts attributable to such entity) for any period, the ratio of (i) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.
“Flood Insurance Laws” means, collectively, the following (in each case as now or hereafter in effect or any successor statute thereto): (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994 and (iv) the Flood Insurance Reform Act of 2004.
“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
“Foreign Subsidiary” means a Subsidiary of Parent that is organized or incorporated under the laws of any jurisdiction outside of the United States of America; sometimes being referred to herein collectively as “Foreign Subsidiaries”.
“Freight Forwarders” shall mean the persons listed on Schedule F-1 hereto or such other person or persons as may be selected by Borrowers, Canadian Guarantors or Dutch Guarantor after the date hereof and after written notice by Borrower Agent to Agent who are reasonably acceptable to Agent to handle the receipt of Inventory within the United States of America, Canada or the Netherlands and/or to clear Inventory through the Bureau of Customs and Border Protection (formerly the Customs Service), or its Canadian and Netherlands equivalents, or other domestic or foreign export control authorities or otherwise perform port of entry services to process Inventory imported by Borrowers from outside the United States of America, Canada or the Netherlands (such persons sometimes being referred to herein individually as a “Freight Forwarder”), provided, that, as to each such person, (a) Lender shall have received a Collateral Access Agreement by such person in favor of Agent (in form and substance reasonably satisfactory to Agent) duly authorized, executed and delivered by such person, (b) such agreement shall be in full force and effect and (c) such person shall be in compliance in all material respects with the terms thereof.
“French Guarantor” means Klipsch Group Europe - France S.A.R.L., a company organized under the laws of France, and its successors and assigns.
“Funding Date” means the date on which a Borrowing occurs.
“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, that, (a) if the Borrower Agent notifies the Agent that the Loan Parties have elected to report under the International Financial Reporting Standards ("IFRS"), "GAAP" shall mean international financial reporting standards pursuant to IFRS (and after such election, the Borrowers cannot elect to report under U.S. generally accepted accounting principles) and (b) if the Borrower Agent notifies the Agent that the Loan Parties request an amendment to any provision hereof to eliminate the effect of any change occurring after November 30, 2015 in GAAP (including conversion to IFRS as provided above) or in the application thereof on the operation of such provision (or if the Agent notifies the Borrowing Agent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Guarantors” means, collectively, the following (together with their respective successors and assigns): (a) Parent, (b) Canadian Guarantors, (c) Dutch Guarantor, (d) Mexican Guarantor, (e) French Guarantor, (f) Danish Guarantor, (g) Audiovox Websales LLC, a Delaware limited liability company, (h) Technuity, Inc., an Indiana corporation, (i) Omega Research and Development Technology LLC, a Delaware limited liability company, (j) Carribean Technical Export, Inc., a Delaware corporation, (k) Electronics Trademark Holding Company, LLC, a Delaware limited liability company, (l) Audiovox Consumer Electronics, Inc., a Delaware corporation, (m) Latin America Exports Corp., a Delaware corporation, (n) Audiovox Communications Corp., a Delaware corporation, (o) Audiovox International Corp., a Delaware corporation, (p) Audiovox Atlanta Corp., a Georgia corporation, (q) Voxx Woodview Trace LLC, a Delaware limited liability company, (r) VOXX HQ LLC, a Florida limited liability company, (s) Audiovox Advanced Accessories Group LLC, a Delaware limited liability company, (t) Klipsch Holding, LLC, a Delaware limited liability company, (u) Audiovox German Corporation, a Delaware corporation, (v) VoxxHirschman Corporation, a Delaware corporation, (w) Audiovox Latin America Ltd., a Delaware corporation, (x) Voxx Asia, Inc., a Delaware corporation, (y) each other Subsidiary of Parent (other than any Borrower) that is organized under the laws of a jurisdiction in the United States or Canada and formed or acquired after the Closing Date (other than any Subsidiary that would not be required to become a Guarantor pursuant to Section 5.11), and (x) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and “Guarantor” means any one of them.
“Guaranty” means that certain general continuing guaranty, dated as of even date with the Agreement, executed and delivered by each Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance reasonably satisfactory to Agent.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a Loan Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.
“Hedge Provider” means any Lender or any of its Affiliates; provided, that, no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Hedge Agreement within ten (10) days after the execution and delivery of such Hedge Agreement with a Borrower.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“IFRS” has the meaning specified therefor in the definition of GAAP.
“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.
“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law or under any bankruptcy or insolvency laws of Canada (including the BIA and the CCAA) or the Netherlands (including the Dutch Bankruptcy Act (Faillissementswet)) and any similar laws in any jurisdiction including, without limitation, any laws relating to bankruptcy, insolvency, liquidation, winding up, dissolution, administration, assignments or attachments for the benefit of creditors, formal or informal moratoria, reprieve from payment, controlled management, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and any law permitting a debtor to obtain a stay or a compromise of the claims of its creditors or affecting the rights of creditors generally.
“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated of even date herewith, executed and delivered by Parent or any of its Subsidiaries and any other Subsidiary, and Agent, the form and substance of which is reasonably satisfactory to Agent.
“Interest Expense” means, for any period, the aggregate of the interest expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.
“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending one, two, three or six months (and if approved by all Lenders, twelve months) thereafter; provided, that, (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one, two, three or six months (and if approved by all Lenders, twelve months) after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.
“Inventory” means, as to each Loan Party, all of such Loan Party’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Loan Party as lessor; (b) are held by such Loan Party for sale or lease or to be furnished under a contract of service; (c) are furnished by such Loan Party under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
“Issuing Lender” means Wells Fargo or any other Lender that, at the request of any Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.11 of the Agreement and the Issuing Lender shall be a Lender.
“Lender” has the meaning set forth in the preamble to the Agreement, shall include the Issuing Lender and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group” means each of the Lenders (including the Issuing Lender and the Swing Lender) and Agent, or any one or more of them.
“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by any Loan Party under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with any Loan Party under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, PPSA searches and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party, (d) Agent's customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Loan Party (whether by wire transfer or otherwise), together with any reasonable out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) reasonable out-of-pocket field examination, appraisal and valuation fees and expenses (including travel, meals, and lodging) of Agent related to any field examinations, appraisals or valuation to the extent of the fees and charges (and up to the amount of any limitation) expressly provided for in the Agreement or the Fee Letter, (h) reasonable out-of-pocket costs and expenses (including reasonable attorneys fees and expenses) of third party claims or any other lawsuit or adverse proceeding paid or incurred by the Lender Group, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Loan Party, (i) Agent’s reasonable out-of-pocket costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, (j) Agent’s and each Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral, (k) any VAT incurred by Agent or any Lender in connection with its rights and remedies under the Agreement and (l) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations (permitted pursuant to the Agreement) of the Collateral and Borrowers’ operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day).
“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
“Letter of Credit” means a letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires.
“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of Revolving Lenders in an amount equal to one hundred five percent (105%) of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to one hundred five percent (105%) of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
“Letter of Credit Disbursement” means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.
“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.
“LIBOR Notice” means a written notice in the form of Exhibit L-1.
“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.
“LIBOR Rate” means the rate per annum rate appearing on Reuters Screen LIBOR01 (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) two (2) Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by

Borrowers in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be conclusive in the absence of manifest error.
“LIBOR Rate Loan” means each portion of an Advance or Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, privilege, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the right to reclaim goods, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.
“Loan Documents” means the Agreement, any Borrowing Base Certificate, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Guaranty, the Mortgages, the Intercompany Subordination Agreement, the Letters of Credit, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, any Dutch deed of pledge executed by any Loan Party in favor of Agent, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by any Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement; provided, that, in no event shall the term Loan Documents be deemed to include any Bank Product Agreement.
“Loan Party” means any Borrower or any Guarantor.
“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Loan Parties, taken as a whole, (b) a material impairment of the Loan Parties’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Loan Party.
“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than sixty (60) days notice without penalty or premium), and (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.
“Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.
“Maximum Credit” means $155,000,000 (subject to adjustment based on increases or decreases to the Maximum Revolver Amount as provided in Sections 2.4(c) and 2.14 of the Agreement).
“Maximum Revolver Amount” means $140,000,000 (subject to adjustment as provided in Sections 2.4(c) and 2.14 of the Agreement).

“Measurement Period” means, at any time, the immediately preceding twelve (12) consecutive fiscal month period ending on the last day of a fiscal month of Parent and its Subsidiaries for which Agent has received financial statements of Parent and its Subsidiaries.
“Mexican Guarantor” means Audiovox Mexico, S.de R.L. de C.V. and its successors and assigns.
“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent or one of its Subsidiaries in favor of Agent for the benefit of the Lender Group, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.
“Net Cash Proceeds” means:
(ag)with respect to any sale or disposition by a Loan Party of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Borrower or any of its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Borrower or any of its Subsidiaries, and are properly attributable to such transaction; and
(ah)with respect to the issuance or incurrence of any Indebtedness by a Loan Party, or the issuance by a Borrower or any of its Subsidiaries of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by such Loan Party in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party, and are properly attributable to such transaction.
“Net Recovery Percentage” means the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the applicable category of Eligible Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable inventory appraisal received by Agent in accordance with the requirements of this Agreement, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets and (b) the denominator of which is the original cost of the aggregate amount of the Eligible Inventory subject to such appraisal.
“New York Mortgage” means the Mortgage that encumbers the Real Property of Borrowers located in Hauppauge, New York.
“Obligations” means (a) all loans (including the Term Loans and Advances (inclusive of Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any Borrower or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit, and (c) all Bank Product Obligations; provided, that, in no event shall “Obligations” include any Excluded Swap Obligations . Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding. For purposes of the definition of “Obligations”, the then outstanding principal amount of Indebtedness in respect of the Orange County IRB shall be deemed to be Advances made by Wells Fargo, in its capacity as a Lender, except, that, all terms and conditions of the Orange County IRB Documents shall govern with respect to such Indebtedness other than with respect to the payment of interest, the Collateral that secures such Indebtedness and as otherwise provided herein.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Orange County IRB” means the industrial development revenue bond arrangements pursuant to the Orange County IRB Documents in connection with Orange County Real Property.
“Orange County IRB Bondholder” means Wells Fargo Bank, National Association, in its capacity as purchaser of the Orange County IRB Bond and any successor, replacement or additional holder thereof, and their respective successors and assigns.
“Orange County IRB Bond” means the Orange County Industrial Development Authority Industrial Development Revenue Bond (VOXX Project), Series 2015, issued by the Orange County Industrial Development Authority on July 1, 2015 in the original principal amount of up to $9,995,000.
“Orange County IRB Documents” means, collectively, the following: (a) the Orange County IRB Indenture, (b) the Orange County IRB Bond, (c) the Orange County IRB Mortgage, (d) the Orange County IRB Guaranty and (e) all agreements, documents and instruments at any time executed and/or delivered in connection therewith.
“Orange County IRB Guaranty” means the Guaranty Agreement, dated July 6, 2015, by Parent in favor of the Orange County IRB Bondholder in connection with the guarantee by Parent of the obligations of Voxx HQ arising under the IRB Bond Documents.
“Orange County IRB Indenture” means the Indenture of Trust, dated July 1, 2015, by and between the Orange County IRB Indenture Trustee and the Orange County Industrial Development Authority, as issuer of the Orange County IRB Bond.
“Orange County IRB Indenture Trustee” means U.S. Bank National Association, in its capacity as trustee for Orange County IRB Bondholder and any successor, replacement or additional trustee, and their respective successors and assigns.
“Orange County IRB Mortgage” means the Mortgage, Assignment of Leases and Rents and Security Agreement, dated July 6, 2015, by Voxx HQ in favor of the Orange County IRB Bondholder with respect to the Orange County Real Property.
“Orange County IRB Reserve” means the then outstanding principal amount of Indebtedness in respect of the Orange County IRB as evidenced by the Orange County IRB Documents.

“Orange County Real Property” means the Real Property of Voxx HQ located at 2351 J. Lawson Boulevard, Orlando, Florida.
“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Overadvance” has the meaning specified therefor in Section 2.4(e) of the Agreement.
“Parallel Debt” has the meaning specified therefor in Section 15.19 of the Agreement.
“Parent” has the meaning specified therefor in the preamble to the Agreement.
“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.
“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.
“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.
“Payoff Date” means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.
“Permitted Acquisition” means any Acquisition so long as:
(ai)as of the date of any such Acquisition and the date of any payment in respect thereof (including any deferred purchase price payment, indemnification payment, purchase price adjustment, earn out or similar payment), and after giving effect thereto, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) the proposed Acquisition is consensual and (iii) the Loan Parties (taken as a whole) shall be Solvent,
(aj)no Indebtedness will be incurred, assumed, or would exist with respect to any Borrower as a result of such Acquisition, other than Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Borrower or its Subsidiaries as a result or such Acquisition other than Permitted Liens,
(ak)as of the date of any such Acquisition and the date of any payment in respect thereof (including any deferred purchase price payment, indemnification payment, purchase price adjustment, earn out or similar payment), and after giving effect thereto, either:
(i) (A) the daily average of the Excess Availability for the immediately preceding ninety (90) consecutive day period shall have been not less than fifteen percent (15%) of the Maximum Revolver Amount and, on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such Acquisition, the Excess Availability shall be not less than such amount and (B) on a pro forma basis, the Fixed Charge Coverage Ratio for the twelve (12) month period ending on the last day of the month prior to the date of such Acquisition for which Agent has received financial statements shall be not less than 1.10 to 1.00, or
(ii) the daily average of the Excess Availability for the immediately preceding ninety (90) consecutive day period shall have been not less than twenty percent (20%) of the Maximum Revolver Amount and, on a pro forma basis, using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such Acquisition, the Excess Availability shall be not less than twenty percent (20%) of the Maximum Revolver Amount,
(al)Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,
(am)the Acquisition shall be with respect to an operating company or division or line of business that engages in a line of business substantially similar, reasonably related or incidental to the business that Borrowers are engaged in and is located in the United States, Canada or the Netherlands (subject to the limitation set forth in clause (i) below),
(an)the board of directors (or other comparable governing body) of the Person to be acquired shall have duly approved such Acquisition and such person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate applicable law,
(ao)Agent shall have received, (i) at least ten (10) Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than three (3) Business Days prior to the anticipated closing date of the proposed Acquisition, prior written notice of the proposed Acquisition (which notice shall, in each case, include (A) the parties to such Acquisition, (B) the proposed date and amount of the Acquisition, (C) description of the assets or shares to be acquired and (D) the total purchase price for the assets to be purchased and the terms of payment of such purchase price), together with copies of the acquisition agreement and other material documents relative to the proposed Acquisition and (ii) promptly after such request, such other information with respect to the proposed Acquisition as Agent may reasonably request,
(ap)Agent has received reasonably satisfactory projections for the twelve (12) month period after the date of such Acquisition showing, on a pro forma basis after giving effect to the Acquisition, either (i) minimum Excess Availability at all times during such period of not less than fifteen percent (15%) of the Maximum Revolver Amount and that the Fixed Charge Coverage Ratio is at all times not less than 1.10 to 1.00 during such period, or (ii) minimum Excess Availability at all times during such period of not less than twenty percent (20%) of the Maximum Revolver Amount,
(aq)the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, Canada or the Netherlands, or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States, Canada or the Netherlands, provided, that, the purchase price of any such assets located in the Netherlands or any such Stock of a Person organized in the Netherlands shall not exceed the aggregate amount of $1,000,000,
(ar)the subject assets or Stock, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, such Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement and, in the case of an acquisition of Stock, such Borrower or the applicable Loan Party shall have reasonably demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and
(as)if Borrower Agent requests that any assets acquired pursuant to such Acquisition be included in the Borrowing Base, Agent shall have completed, as soon as practicable (in Agent’s Permitted Discretion), a field examination and appraisals (which field examinations and appraisals shall not count against the limits with respect thereto set forth in Section 5.7) with respect to the business and assets subject to the Acquisition (the “Acquired Business”) in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquired Business, the scope and results of which shall be reasonably satisfactory to Agent and any Accounts or Inventory of the Acquired Business shall only be Eligible Accounts or Eligible Inventory to the extent that Agent has so completed such field examination and appraisals with respect thereto (and has completed customary legal due diligence with respect thereto with results reasonably satisfactory to Agent) and the criteria for Eligible Accounts and Eligible Inventory set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with the definitions of Eligible Accounts or Eligible Inventory, as applicable, and subject to such reserves as Agent may establish in connection with the Acquired Business in accordance with Section 2.1(f) hereof).
“Permitted Discretion” means, as such term is used with reference to Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

“Permitted Dispositions” means:
(at)sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business,
(au)sales of Inventory to buyers in the ordinary course of business,
(av)the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
(aw)the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(ax)the licensing, on an exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business so long as (other than for existing exclusive licenses in effect as of the Closing Date set forth on Schedule P-2) (i) the grant of such exclusive license does not adversely affect the ability of Agent or any Lender to sell or otherwise dispose of or realize upon any Inventory, Accounts or other Collateral in any material respect and (ii) in the event that either the amount of the royalties to be paid in respect of such license within any twelve (12) month period are reasonably anticipated to be more than $2,500,000 or the sales of assets pursuant to such license within any twelve (12) month period are reasonably anticipated to be more than $2,500,000, Agent shall have received five (5) Business Days prior written notice of the grant of such exclusive license, together with such information with respect thereto as Agent may reasonably request,
(ay)the granting of Permitted Liens,
(az)the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
(ba)any involuntary loss, damage or destruction of property,
(bb)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(bc)the leasing or subleasing of assets of any Borrower or its Subsidiaries in the ordinary course of business,
(bd)the sale or issuance of Stock (other than Prohibited Preferred Stock) of Parent,
(be)the lapse of registered patents, trademarks and other intellectual property of any Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business and so long as such lapse is not adverse to the interests of the Lenders in any material respect,
(bf)the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to the Agreement,
(bg)the making of a Permitted Investment,
(bh)dispositions of assets (other than Accounts, Inventory, Real Property, intellectual property, licenses, Stock of Subsidiaries of Parent, or Material Contracts) acquired by Borrowers pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed Disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, (ii) not less than seventy percent (70%) of the consideration for such disposition is in the form of cash received by a Loan Party, (iii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Borrowers, and (iv) the assets to be so disposed are readily identifiable as assets acquired pursuant to such Permitted Acquisition,
(bi)sales of Wal-Mart Receivables by Parent to Wal-Mart Receivables Purchaser in accordance with the terms and conditions of the Wal-Mart Receivables Purchase Agreements (as in effect on the date hereof) so long as the following terms and conditions are satisfied: (i) the sale or transfer of the Wal-Mart Receivables to Wal-Mart Receivables Purchaser shall be without any recourse, offset or claim of any kind or nature to or against Borrowers, Agent or Lenders, (ii) Agent shall have received, in form and substance reasonably satisfactory to Agent, (A) a true, correct and complete copy of all of the Wal-Mart Receivables Purchase Agreements, duly authorized, executed and delivered by Wal-Mart Receivables Purchaser and Parent and (B) the Wal-Mart Intercreditor Agreement, duly authorized, executed and delivered by Wal-Mart Receivables Purchaser and Parent, (iii) further sales of the Wal-Mart Receivables will cease upon a written notice by Agent to Parent of a Default or Event of Default, and (iv) Parent shall not, directly or indirectly, amend, modify, alter or change any terms of the Wal-Mart Receivables Purchase Agreements,

(bj)sales of Best-Buy Receivables by Parent to Best Buy Receivables Purchaser in accordance with the terms and conditions of the Best Buy Receivables Purchase Agreements (as in effect on the date hereof) so long as the following terms and conditions are satisfied: (i) the sale or transfer of the Best Buy Receivables to Best Buy Receivables Purchaser shall be without any recourse, offset or claim of any kind or nature to or against Borrowers, Agent or Lenders, (ii) Agent shall have received, in form and substance reasonably satisfactory to Agent, (A) a true, correct and complete copy of all of the Best Buy Receivables Purchase Agreements, duly authorized, executed and delivered by Best Buy Receivables Purchaser and Parent and (B) the Best Buy Intercreditor Agreement, duly authorized, executed and delivered by Best Buy Receivables Purchaser and Parent, (iii) further sales of the Best Buy Receivables will cease upon a written notice by Agent to Parent of a Default or Event of Default, and (iv) Parent shall not, directly or indirectly, amend, modify, alter or change any terms of the Best Buy Receivables Purchase Agreements,
(bk)the sale or other disposition by any of the Loan Parties of any of their respective Stock in any of ASA Electronics LLC, 360fly, Inc., RX Networks, Inc. or Eyelock LLC; provided, that, as of the date of any such sale of disposition and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,
(bl)dispositions of assets (other than Accounts, Inventory, Real Property, intellectual property, licenses, Stock of Subsidiaries of Parent, or Material Contracts) not otherwise permitted in clauses (a) through (r) above so long as (i) made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions since the Closing Date (including the proposed disposition) would not exceed $10,000,000, (ii) not less than seventy percent (70%) of the consideration for such disposition is in the form of cash received by a Loan Party, and (iii) the assets to be so disposed are not necessary or economically desirable in connection with the principal business of Borrowers, and
(bm)any disposition of assets not otherwise permitted in any of clauses (a) through (s) above; provided, that,
(i) as of the date of any such disposition and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,
(ii) as of the date of any such disposition and after giving effect thereto, either: (A) (1) the Excess Availability shall be not less than fifteen percent (15%) of the Maximum Revolver Amount and (2) on a pro forma basis, the Fixed Charge Coverage Ratio for the twelve (12) month period ending on the last day of the month prior to the date of such disposition for which Agent has received financial statements shall be not less than 1.10 to 1.00, or (B) the Excess Availability shall be not less than twenty percent (20%) of the Maximum Revolver Amount,
(iii) Agent has received reasonably satisfactory projections for the twelve (12) month period after the date of such disposition showing, on a pro forma basis after giving effect to the disposition, either (A) minimum Excess Availability at all times during such period of not less than fifteen percent (15%) of the Maximum Revolver Amount and that the Fixed Charge Coverage Ratio is at all times not less than 1.10 to 1.00 during such period, or (B) minimum Excess Availability at all times during such period of not less than twenty percent (20%) of the Maximum Revolver Amount,
(iv) Agent shall have received, at least ten (10) Business Days prior to the anticipated date of the proposed disposition and, not later than three (3) Business Days prior to the anticipated date of the proposed disposition, written notice of the proposed disposition and such information with respect thereto as Agent may reasonably request (in each case with such information to include (A) the proposed date of such disposition, (B) the parties to such disposition, (C) the assets to be sold and (D) the purchase price and the manner of payment thereof,
(v) such disposition shall be made at fair market value as determined by the Board of Directors of Parent,
(vi) on the date of, and after giving effect to any such disposition, the aggregate amount of the fair market value of all assets disposed of under this clause (t) during the term of the Agreement shall not exceed thirty percent (30%) of the fair market value of all assets of the Loan Parties as of the end of fiscal year 2015, and

(vii) in the event that such disposition consists of any Eligible Accounts, Eligible Inventory, Eligible Real Property or Eligible Trademarks, in addition to the foregoing conditions in this clause (t), each of the following conditions shall have also been satisfied:
(A)such Loan Party shall have received Net Cash Proceeds from such disposition in an amount not less than an amount equal to the value of such assets reflected in the most recent Borrowing Base Certificate, and
(B)Borrower Agent shall have delivered to Agent, prior to such disposition, an updated Borrowing Base Certificate reflecting the removal of such assets from the calculation of the Borrowing Base or the Term Loan Borrowing Base, as applicable.
“Permitted Holders” means, as of the date of determination, (a) John J. Shalam, his spouse, their ancestors or lineal descendants (by blood or adoption) and the spouses of such ancestors or lineal descendants (by blood or adoption) (collectively, the “Shalam Associates”), (b) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of John J. Shalam or any other Shalam Associates, (c) a trust or custodianship, to the extent that the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only John J. Shalam and any other Shalam Associates, (d) any charitable foundation a majority of whose members, trustees or directors, as the case may be, are John J. Shalam or any other Shalam Associates, and (e) any corporation, partnership or other Person controlled by, controlling or under common control with any Person controlled by any of the Persons included in clause (a) of this definition (as the term “controlled” is defined in the definition of the term “Affiliate” herein).
“Permitted Indebtedness” means:
(bn)Indebtedness evidenced by the Agreement or the other Loan Documents, as well as Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,
(bo)Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,
(bp)Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
(bq)endorsement of instruments or other payment items for deposit,
(br)Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of a Loan Party, to the extent that the Person that is obligated under such guaranty is permitted hereunder to incur the Indebtedness that is subject to such guaranty,
(bs)unsecured Indebtedness of any Loan Party that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is twelve (12) months after the Maturity Date, (iv) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent; provided, that, principal payments shall be permitted to be made in respect of such Indebtedness only so long as, on the date of any such payment of principal and after giving effect thereto, (A) Excess Availability shall be not less than fifteen percent (15%) of the Maximum Credit and (B) no Default of Event of Default shall have occurred and be continuing, and (v) the only interest that accrues with respect to such Indebtedness is payable in kind,
(bt)Acquired Indebtedness in an amount not to exceed $5,000,000 outstanding at any one time,
(bu)Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,
(bv)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(bw)the incurrence by any Loan Party of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with any Loan Party’s operations and not for speculative purposes,
(bx)Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services, in each case, incurred in the ordinary course of business,
(by)unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Stock of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,
(bz)unsecured Indebtedness owing to sellers of assets or Stock to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed $10,000,000 at any one time outstanding, (ii) is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, and (iii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,
(ca)Indebtedness of any Loan Party arising pursuant to Permitted Intercompany Advances,
(cb)Indebtedness of VOXX HQ in the principal amount not to exceed $9,995,000 arising pursuant to the Orange County IRB and evidenced by the Orange County IRB Documents and the guarantee thereof by Parent pursuant to the Orange County IRB Guarantee,
(cc)Indebtedness of the Loan Parties arising from the refinancing of Eligible Real Property; provided, that, (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request, (ii) as of the date of the incurrence of any such Indebtedness, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iii) Agent shall have received all of the Net Cash Proceeds of such Indebtedness for application to the Obligations in accordance with the terms of this Agreement, but in any event, not less than Net Cash Proceeds in an amount equal to the value of such refinanced Eligible Real Property reflected in the most recent Borrowing Base Certificate delivered to Agent (without giving effect to any applicable advance rates), (iv) as of the date of the incurrence of any such Indebtedness, and after giving effect thereto, Excess Availability shall be not less than twelve and one-half percent (12.5%) of the Maximum Revolver Amount, (v) within five (5) days of the incurrence of any such Indebtedness, Agent shall have received an updated Borrowing Base Certificate reflecting the removal of the value of any such parcel of Eligible Real Property that has been refinanced, (vi) the maturity date of any such Indebtedness shall be no earlier than six (6) months after the Maturity Date, and (vii) such Indebtedness shall otherwise be on terms and conditions acceptable to Agent,
(cd)contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligations of Borrowers or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,
(ce)Indebtedness consisting of Permitted Investments, and
(cf)Indebtedness under or arising out of any supplemental executive retirement plan of any of the Loan Parties incurred in the ordinary course of their respective businesses in an amount not to exceed $8,000,000 in the aggregate outstanding at any time.
“Permitted Intercompany Advances” means Investments made by (a) a Loan Party to another Loan Party (other than Mexican Guarantor or French Guarantor), (b) a Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent that is not a Loan Party, (c) a Subsidiary of Parent that is not a Loan Party to a Loan Party, provided, that, Agent shall have received an Intercompany Subordination Agreement as duly authorized, executed and delivered by such parties, and (d) a Loan Party to a Subsidiary of Parent that is not a Loan Party, provided, that, as to any such Investment to which this clause (d) is applicable, each of the following conditions is satisfied: (i) the aggregate amount of all such Investments shall not exceed $10,000,000 outstanding at any one time, (ii) as of the date of any such Investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred, and (iii) as of the date of any such Investment and after giving effect thereto, Excess Availability shall be not less than twelve and one-half percent (12.5%) of the Maximum Credit, and (e) a Loan Party to Mexican Guarantor or French Guarantor, provided, that, as to any such Investment each of the following conditions is satisfied: (i) the aggregate amount of all such Investments shall not exceed $2,000,000 outstanding at any one time, (ii) as of the date of any such Investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred, and (iii) as of the date of any such Investment and after giving effect thereto, Excess Availability shall be not less than twelve and one-half percent (12.5%) of the Maximum Credit.
“Permitted Investments” means:
(cg)Investments in cash and Cash Equivalents,
(ch)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(ci)advances made in connection with purchases of goods or services in the ordinary course of business,
(cj)Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of any Loan Party or any of its Subsidiaries,
(ck)Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,
(cl)guarantees permitted under the definition of Permitted Indebtedness,
(cm)Permitted Intercompany Advances,
(cn)Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to any Loan Party or any of its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(co)deposits of cash made in the ordinary course of business to secure performance of operating leases,
(cp)non-cash loans to employees, officers, and directors of Parent for the purpose of purchasing Stock in Parent so long as the proceeds of such loans are used in their entirety to purchase such stock in Parent,
(cq)Permitted Acquisitions,
(cr)Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (i) of the definition of Permitted Indebtedness,
(cs)Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,
(ct)any other Investments in an aggregate amount not to exceed $2,000,000 during the term of the Agreement, provided, that, as of the date of any such Investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,
(cu)Investments in any of the Loan Parties or any of their respective Subsidiaries relating to the provision of services to any such Persons, including related to accounting, information technology, logistics, administrative, legal, insurance expenses paid or incurred on behalf of any such Persons and transfer of pricing obligations relating to any such Persons, in each case, made or incurred in the ordinary course of the business of Parent and its Subsidiaries consistent with past practice,
(cv)Investments in Eyelock LLC, Voxx Hong Kong Ltd. and Voxx Consumer Electronics Hong Kong Ltd., provided, that, (i) as of the date of any such Investment and after giving effect thereto, the Loan Parties shall be in compliance with the covenant set forth in Section 7.1 of the Agreement, whether or not such covenant is required to be tested at such time pursuant to the terms of Section 7.1, (ii) as of the date of any such Investment and after giving effect thereto, there shall be Availability and (iii) as of the date of any such Investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred, and
(cw)any other Investment not otherwise permitted in clauses (a) through (p) above, provided, that,

(i) as of the date of any such Investment, and after giving effect thereto, either: (A) (1) the daily average of the Excess Availability for the immediately preceding ninety (90) consecutive day period shall have been not less than fifteen percent (15%) of the Maximum Revolver Amount and, on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such Investment, the Excess Availability shall be not less than such amount and (2) on a pro forma basis, the Fixed Charge Coverage Ratio for the twelve (12) month period ending on the last day of the month prior to the date of such Investment for which Agent has received financial statements shall be not less than 1.10 to 1.00, or (B) the daily average of the Excess Availability for the immediately preceding ninety (90) consecutive day period shall have been not less than twenty percent (20%) of the Maximum Revolver Amount and, on a pro forma basis, using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such Investment, the Excess Availability shall be not less than twenty percent (20%) of the Maximum Revolver Amount,
(ii) Agent has received reasonably satisfactory projections for the twelve (12) month period after the date of such Investment showing, on a pro forma basis after giving effect to the Investment, either (i) minimum Excess Availability at all times during such period of not less than fifteen percent (15%) of the Maximum Revolver Amount and that the Fixed Charge Coverage Ratio is at all times not less than 1.10 to 1.00 during such period, or (ii) minimum Excess Availability at all times during such period of not less than twenty percent (20%) of the Maximum Revolver Amount, and
(iii) Agent shall have received, at least ten (10) Business Days prior to the anticipated date of the proposed Investment and, not later than three (3) Business Days prior to the anticipated date of the proposed Investment, prior written notice of the proposed Investment and such information with respect thereto as Agent may reasonably request (in each case with such information to include (i) parties to such Investment, (ii) the proposed date and amount of the Investment and (iii) the purpose of such Investment.
“Permitted Liens” means
(cx)Liens granted to, or for the benefit of, Agent to secure the Obligations,
(cy)Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,
(cz)judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,
(da)Liens set forth on Schedule P-2; provided, that, in order to be a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,
(db)the interests of lessors under operating leases and non-exclusive licensors under license agreements,
(dc)purchase money Liens or the interests of lessors under Capital Leases as to Equipment, Real Property or fixtures to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the Equipment, Real Property or fixtures purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,
(dd)Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not overdue by more than thirty (30) days, or (ii) are the subject of Permitted Protests,
(de)Liens on amounts deposited to secure a Borrower’s obligations in connection with worker’s compensation or other unemployment insurance,
(df)Liens on amounts deposited to secure a Borrower’s obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(dg)Liens on amounts deposited to secure a Borrower’s reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,
(dh)with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,
(di)non-exclusive licenses and exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, so long as, with respect to any such exclusive license (other than for existing exclusive licenses in effect as of the Closing Date set forth on Schedule P-2) (i) the grant of such exclusive license does not adversely affect the ability of Agent or any Lender to sell or otherwise dispose of or realize upon any Inventory, Accounts or other Collateral in any material respect and (ii) in the event that either the amount of the royalties to be paid in respect of such license within any twelve (12) month period are reasonably anticipated to be more than $2,500,000 or the sales of assets pursuant to such license within any twelve (12) month period are reasonably anticipated to be more than $2,500,000, Agent shall have received  five (5) Business Days prior written notice of the grant of such exclusive license, together with such information with respect thereto as Agent may reasonably request,
(dj)Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,
(dk)rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,
(dl)Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
(dm)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(dn)Liens solely on any cash earnest money deposits made by any Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,
(do)Liens on the Orange County Real Property in favor of the Orange County IRB Bondholder arising pursuant to the Orange County IRB Mortgage and the other Orange County IRB Documents,
(dp)Liens on Eligible Real Property in connection with Indebtedness permitted under clause (p) of the definition of Permitted Indebtedness,
(dq)Liens on the Wal-Mart Receivables in favor of Wal-Mart Receivables Purchaser pursuant to the sales of Wal-Mart Receivables under the Wal-Mart Receivables Purchase Agreements to the extent provided in and in accordance with the terms and conditions of clause (p) of the definition of Permitted Dispositions,
(dr)Liens on the Best Buy Receivables in favor of Best Buy Receivables Purchaser pursuant to the sales of Best Buy Receivables under the Best Buy Receivables Purchase Agreements to the extent provided in and in accordance with the terms and conditions of clause (q) of the definition of Permitted Dispositions, and
(ds)Liens assumed by any Loan Party or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness.
“Permitted Preferred Stock” means and refers to any Preferred Stock issued by Parent (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.
“Permitted Protest” means the right of any Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes, or rental payment, provided that (a) a reserve with respect to such obligation is established on such Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $10,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“PPSA” means the Personal Property Security Act (Ontario), the Civil Code of Québec or any other applicable Canadian Federal or Provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.
“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.
“Principal Obligations” means the Obligations other than the Parallel Debt, to the extent these are for the payment of money (tot voldoening van een geldsom).
“Priority Payables” means, as to any Borrower or Guarantor at any time, (a) the full amount of the liabilities of such Borrower or Guarantor at such time which (i) have a trust imposed to provide for payment or a security interest, pledge, lien, hypothec or charge ranking or capable of ranking senior to or pari passu with security interests, liens, hypothecs or charges securing the Obligations under Federal, Provincial, Territorial, county, district, municipal, or local law in Canada or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under local or national law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholding taxes (including claims for debts due to Canada Revenue Agency), VAT and other amounts payable to an insolvency administrator, employee withholdings or deductions, severance pay, termination pay and vacation pay, workers’ compensation obligations, government royalties or pension fund obligations or contributions, in each case to the extent such trust, or security interest, lien or charge has been or may be imposed and (b) the amount equal to the percentage applicable to Inventory in the calculation of the Borrowing Base multiplied by the aggregate Value of the Eligible Inventory which Agent, in good faith, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, liens or charges securing the Obligations, including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the BIA or any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction (provided, that, to the extent such Inventory has been identified and has been excluded from Eligible Inventory, the amount owing to the supplier shall not be considered a Priority Payable).
“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than ninety-one (91) days after the Maturity Date, or, on or before the date that is less than 91 days after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).
“Projections” means Borrowers’ forecasted (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) Excess Availability, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
“Pro Rata Share” means, as of any date of determination,
(a)    with respect to each Lender with a Revolver Commitment, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders;

provided, that, if the Revolver Commitments have been terminated, the Pro Rata Share shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination, and
(b)    with respect to each Lender with a Term Loan Commitment, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender by (ii) the aggregate Term Loan Exposure of all Lenders.
For purposes of this definition, the amount of the Advances attributable to the outstanding amount of the Orange County IRB Bond shall be allocated to Wells Fargo, in its capacity as a Lender.
“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within twenty (20) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash or, subject to the terms below, Cash Equivalents of Borrowers that are (a) subject to the valid, enforceable and first priority perfected security interest of Agent in Deposit Accounts or in Securities Accounts maintained at Wells Fargo, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement (and for which Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, of the amount of such cash or Cash Equivalents held in such deposit account or investment account as of the applicable date of the calculation of the Excess Availability), (b) free and clear of any other Lien other than (i) those permitted in clauses (b) and (c) of the definition of the term Permitted Liens (but as to liens referred to in clause (c) only to the extent that Agent has established a reserve in respect thereof) and (ii) any other liens permitted under this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent between the holder of such Lien and Agent; provided, that, to the extent such amounts represent payments in respect of Accounts or other Collateral included in the Borrowing Base as of such date, such amounts shall not constitute Qualified Cash (and Borrower Agent shall provide such evidence thereof as Agent may reasonably request). For purposes of this definition, “Qualified Cash” shall only include Cash Equivalents maturing within ninety (90) days from the date of the acquisition thereof and in the case of obligations or indebtedness described in clauses (b) and (c) of the definition of the term Cash Equivalents, obligations or indebtedness having a rating of at least A-1 from S&P or at least P-1 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then an equivalent rating from another nationally recognized rating service).
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Quarterly Average Excess Availability” means, at any time, the average of the aggregate amount of the Excess Availability for the immediately preceding fiscal quarter.
“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party and the improvements thereto, including the real property and related assets more particularly described in the Mortgages.
“Real Property Availability” means $17,220,000; provided, that, commencing on July 1, 2016, and as of the first day of each calendar quarter thereafter, the Real Property Availability shall be reduced by $287,000.
“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by any Loan Party having a fair market value of at least $2,500,000.

“Real Property Reserves” means such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the impediments to Agent’s ability to realize upon any Eligible Real Property. Without limiting the generality of the foregoing, Real Property Reserves may include (but are not limited to) (a) Environmental Compliance Reserves, (b) reserves for (i) municipal taxes and assessments that may be required to be repaid in connection with any sale or other disposition of any of such Real Property, (ii) at any time, repairs required to maintain the Real Property at such time and/or to prepare it for a sale or other disposition, (iii) remediation of title defects, and (c) reserves for Indebtedness secured by liens that are pari passu with, or have priority over, the lien of the Agent.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:
(dt)Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request,
(du)promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto,
(dv)the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for,
(dw)the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for,
(dx)the Refinancing Indebtedness shall not include terms and conditions with respect to any Borrower or Guarantor which are more burdensome or restrictive in any material respect than those contained in this Agreement, taken as a whole,
(dy)such Indebtedness incurred by any Borrower or Guarantor shall be at rates and with fees or other charges that are commercially reasonable,
(dz)as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,
(ea)the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith outstanding on the date of such event),
(eb)the Refinancing Indebtedness shall be secured by substantially the same assets, provided, that, such security interests (if any) with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise acceptable to Agent) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for, and
(ec) Borrowers and Guarantors may only make payments of principal, interest and fees, if any, in respect of such Indebtedness to the extent such payments would have been permitted hereunder in respect of the Indebtedness so extended, refinanced, replaced or substituted for.
“Register” has the meaning set forth in Section 13.1(h) of the Agreement.
“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.
“Reimbursement Undertaking” has the meaning specified therefor in Section 2.11(a) of the Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Report” has the meaning specified therefor in Section 15.16 of the Agreement.
“Required Lenders” means, at any time, Lenders having or holding more than fifty percent (50%) of the sum of (a) the aggregate Revolving Loan Exposure of all Lenders, plus (b) the aggregate Term Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure and the Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are two (2) or more Lenders, “Required Lenders” must include at least 2 Lenders.
“Restricted Junior Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Stock issued by Parent (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Stock issued by a Borrower in their capacity as such (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) issued by Parent, or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent) any Stock issued by Parent.
“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement or pursuant to Sections 2.4(c) or 2.14 of the Agreement.
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.
“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Advances of such Revolving Lender.
“Revolving Loan Lender” means a Lender that has a Revolving Loan Commitment or that has an outstanding Advance.
“Sanctioned Entity” means, at any time, (a) a country or territory, or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or a territory or its government, (d) a Person located, organized or resident in or determined to be resident in a country or territory, in each case, that is subject to a country or territory sanctions program administered and enforced by Sanctions Authorities.

“Sanctioned Person” means a person that is, or is owned or controlled by persons that are, the target of any sanctions administered by Sanctions Authorities.
“Sanctions Authorities” means, collectively, OFAC, the US Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury.
“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Securities Account” means, as to each Loan Party, all of such Loan Party’s now owned and hereafter existing or acquired accounts to which a financial asset is or may be credited in accordance with an agreement under which the person maintaining the account undertakes to treat the person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement” means a Security Agreement, dated of even date herewith, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party to Agent.
“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.
“Specified Subsidiaries” means, collectively, each of the following: (a) Caribbean Technical Services Corp., a company organized under the laws of the British Virgin Islands, (b) Servicios Administravios Audiovox, S.de.RL.de.CV, a company organized under the laws of Mexico, (c) Klipsch Asia/Pacific Holdings, a company organized under the laws of Mauritius, (d) Klipsch Audio Trading (Shanghai) Co., Ltd., a company organized under the laws of China, (e) Jamo China, Ltd., a company organized under the laws of Hong Kong, (f) Donguan KGI Technical Consulting, Ltd., a company organized under the laws of China, (g) Audiovox Venezuela C.A., a company organized under the laws of Venezuela, (h) Voxx Hong Kong, Ltd, a company organized under the laws of Hong Kong and (i) Voxx Consumer Electronics Hong Kong, Ltd, a company organized under the laws of Hong Kong.
“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity; in relation to a person incorporated (or established) in the Netherlands, Subsidiary means a “dochtermaatschappij” within the meaning of section 2:24a DDC (regardless whether the shares or voting rights on the shares in such company are held directly or indirectly through another “dochtermaatschappij”).
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.
“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.
“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, that, Taxes shall exclude (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16(c) or (d) of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority; and (iv) any United States federal withholding taxes imposed under FATCA. For purposes of this definition, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been enacted and become effective after the Closing Date.
“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Term Loan” has the meaning specified therefor in Section 2.2(a) of the Agreement.
“Term Loan Availability” means the lesser of (a) $15,000,000 and (b) the Term Loan Borrowing Base.
“Term Loan Borrowing Base” means (a) the sum of (i) the amount equal to five percent (5%) of the amount of Eligible Accounts of each Borrower, each Canadian Guarantor and Dutch Guarantor plus (ii) until no later than the one (1) year anniversary of the Closing Date, the amount equal to the least of (A) five percent (5%) multiplied by the Value of Eligible Inventory of each Borrower, each Canadian Guarantor and Dutch Guarantor, (B) five percent (5%) of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory or (C) $1,500,000 plus (iii) the Term Loan Trademark Availability minus (b) the aggregate amount of reserves, if any, established by Agent under Section 2.1(f) of the Agreement (without duplication of any reserves established pursuant to the definition of Borrowing Base), which reserves shall not be based on accounting based impairment charges or reserves, but on the value of the Eligible Trademarks and Eligible Accounts included in the Term Loan Borrowing Base.
“Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Term Loan Exposure” means, with respect to any Term Loan Lender with a Term Loan Commitment, as of any date of determination (a) prior to the funding of the Term Loan, the amount of such Term Loan Lender’s Term Loan Commitment, and (b) after the funding of the Term Loan, the outstanding principal amount of the Term Loan held by such Term Loan Lender.
“Term Loan Lender” means a Lender that has a Term Loan Commitment or that has a portion of the Term Loans.
“Term Loan Trademark Availability” means $11,300,000.
“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.
“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (a) all renewals thereof, (b) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (c) the right to sue for past, present and future infringements and dilutions thereof, (d) the goodwill of each Loan Party’s business symbolized by the foregoing or connected therewith, and (e) all of each Loan Party’s rights corresponding thereto throughout the world.
“Underlying Issuer” means Wells Fargo or one of its Affiliates.
“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.
“United States” means the United States of America.
“Value” shall mean, as determined by Agent in good faith, (a) with respect to Inventory, the lower of cost or market, with cost determined on a weighted moving average basis or on a standard cost basis, as applicable, consistent with the current practices of Borrowers, Canadian Guarantors and Dutch Guarantor, as applicable, without regard to intercompany profit or increases for currency exchange rates and (b) with respect to Eligible Trademarks, the fair market value reasonably determined based on appraisals in form and containing assumptions and appraisal methods reasonably satisfactory to Agent by an appraiser reasonably acceptable to Agent, on which Agent and Lenders are specifically permitted to rely received by Agent prior to the Closing Date.
“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.
“VOXX HQ” means VOXX HQ, LLC, a Florida limited liability company, and its successors and assigns.
“Wal-Mart” means, collectively, together with their successors and assigns, Wal-Mart Stores, Inc., a Delaware corporation, Sam’s West, Inc., an Arkansas corporation and their Affiliates.
“Wal-Mart Intercreditor Agreement” means the Consent to Sale of Receivables, dated as of the date hereof, among Agent, Parent and Wal-Mart Receivables Purchaser, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
“Wal-Mart Receivables” means any and all Accounts of any Borrower with respect to which Wal-Mart is the account debtor arising from the sale by any Borrower of goods and services to Wal-Mart, together with the Purchased Assets (as defined in the Wal-Mart Intercreditor Agreement), and with respect to each of the foregoing, all proceeds thereof.
“Wal-Mart Receivables Purchase Agreement” means the Receivables Purchase Agreement, dated June 25, 2013, between Wal-Mart Receivables Purchaser and Parent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Wal-Mart Receivables Purchase Agreements” means, collectively (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (i) the Wal-Mart Receivables Purchase Agreement; (ii) the Wal-Mart Intercreditor Agreement; and (iii) the other agreements, documents and instruments executed and/or delivered in connection with any of the foregoing.
“Wal-Mart Receivables Purchaser” means Wells Fargo Bank, National Association, in its individual capacity, as the purchaser of the Purchased Assets (as defined in the Wal-Mart Intercreditor Agreement) and under the Wal-Mart Receivables Purchase Agreement.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (c) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (d) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.